Exhibit 99.3

– Non-binding English Translation –

Mandatory publication

pursuant to Section 14 (2) and (3) of the German Securities Acquisition and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz - WpÜG)

Shareholders of Biofrontera AG and holders of Biofrontera-ADS, specifically those with permanent or habitual residence or domicile in the United States or otherwise outside the Federal Republic of Germany, should pay particular attention to Section 1 (General Information on the Acquisition Offer) and Section 22 (Additional Information for Biofrontera-Shareholders and Holders of American Depositary Shares with Permanent or Habitual Residence or Domicile in the US or Another Location Outside Germany). Holders of Biofrontera-ADS who wish to accept the Acquisition Offer cannot directly tender their Biofrontera-ADS for sale in connection with this Offer, but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer. Holders of Biofrontera-ADS should therefore pay attention to Section 21 (Additional Information for Holders of American Depositary Shares).

OFFER DOCUMENT

Voluntary Public Acquisition Offer

in the form of a partial offer

(Cash Offer)

by

Maruho Deutschland GmbH

Hemmelrather Weg 201, Haus 2, 51377 Leverkusen, Germany

to the shareholders of

Biofrontera AG

Hemmelrather Weg 201, 51377 Leverkusen, Germany

to acquire up to a total of 4,322,530 registered shares in Biofrontera AG for a cash consideration of EUR 6.60 per share

Acceptance Period: 15 April 2019 to 20 May 2019, 24.00 hrs (Central European Time)

Shares in Biofrontera AG:

ISIN DE0006046113 (WKN 604611)

Tendered Biofrontera-Shares:

ISIN DE000A2TSHY1 (WKN A2TSHY)

TABLE OF CONTENTS

1.	GENERAL INFORMATION ON THE ACQUISITION OFFER		5

	1.1	Implementation of the Acquisition Offer in accordance with the provisions of the German Securities Acquisition and Takeover Act as well as certain applicable provisions of the securities laws and regulations of the United States of America	5
	1.2	Publication of the decision to make the Offer	6
	1.3	Review of the Offer Document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht)	6
	1.4	Publication and distribution of the Offer Document	6
	1.5	Distribution of the Offer Document by third parties	7
	1.6	Acceptance of the Offer outside the Federal Republic of Germany	7

2.	ADVICE REGARDING THE INFORMATION CONTAINED IN THE OFFER DOCUMENT		8

	2.1	General information	8
	2.2	Status and source of the information contained in this Offer Document	8
	2.3	Forward-looking statements	8
	2.4	Updates	8

3.	SUMMARY OF THE ACQUISITION OFFER		9
4.	ACQUISITION OFFER		11

	4.1	Subject of the Offer and Offer Price	11
	4.2	Acceptance Period	12
	4.3	Extensions of the Acceptance Period	12

5.	BIDDER AND PERSONS ACTING IN CONCERT WITH THE BIDDER		13

	5.1	Description of the Bidder	13
	5.2	Maruho Co., Ltd.	13
	5.3	Persons acting in concert with the Bidder	14
	5.4	Ownership structure of Biofrontera AG; Biofrontera-Shares currently held by the Bidder or by persons acting in concert with the Bidder and their subsidiaries; attribution of voting rights	15
	5.5	Securities transactions	16
	5.6	Overview of business relationships between the Target and the Maruho Group	16

6.	DESCRIPTION OF THE TARGET		18

	6.1	Corporate status and capital situation	18
	6.2	Authorized capital	19
	6.3	Contingent capital	19
	6.4	American Depositary Shares	20
	6.5	Overview of the business activities of the Biofrontera Group	20
	6.6	Governing bodies of Biofrontera AG	21
	6.7	Persons acting in concert with the Target	22

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	6.8	Reasoned opinion of Management Board and Supervisory Board of Biofrontera AG	22
	6.9	Overview of lawsuits of Biofrontera AG	22

7.	ECONOMIC AND STRATEGIC BACKGROUND OF THE ACQUISITION OFFER		25
8.	THE BIDDER’S AND MARUHO’S INTENTIONS WITH REGARD TO THE FUTURE BUSINESS ACTIVITY OF BIOFRONTERA AG AND THE BIDDER		26

	8.1	Future business activities, use of the assets and future obligations	26
	8.2	Management Board and Supervisory Board of Biofrontera AG	27
	8.3	Registered office and location of essential parts of the company	27
	8.4	Employees of Biofrontera AG and its subsidiaries, employment terms and employee representation of the Biofrontera Group	27
	8.5	Structural measures	27
	8.6	Intentions with regard to the future business activity of the Bidder and Maruho	27

9.	EXPLANATION OF THE DETERMINATION OF THE CONSIDERATION (OFFER PRICE)		28

	9.1	No applicability of the minimum price provisions of the WpÜG	28
	9.2	Comparison with historical stock market prices	28

10.	REQUIREMENT AND STATUS OF OFFICIAL APPROVALS AND PROCEEDINGS		29

	10.1	No competition law or foreign trade law clearance	29
	10.2	Approval of the publication of the Offer Document	29

11.	ACCEPTANCE AND SETTLEMENT OF THE OFFER		29

	11.1	Central Settlement Agent	29
	11.2	Acceptance of the Offer within the Acceptance Period	29

		11.2.1. Declaration of acceptance and re-booking of the shares	30
		11.2.2. Declarations and representations in connection with the acceptance of the Offer	30
		11.2.3. Legal consequences of acceptance	32

	11.3	No stock exchange trading with Tendered Biofrontera-Shares	32
	11.4	Costs of acceptance	32
	11.5	Settlement of the Offer and payment of the purchase price in the event of acceptance within the Acceptance Period	32
	11.6	Pro rata allocation and reversal should the Offer be oversubscribed	33

12.	FINANCING		34

	12.1	Financing need	34
	12.2	Financing measures	34
	12.3	Confirmation of financing	34

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13.	EFFECTS ON THE ASSETS AND LIABILITIES, FINANCIAL POSITION, AND RESULTS OF OPERATIONS OF THE BIDDER AND THE MARUHO GROUP		34

	13.1	General comments	35
	13.2	Starting point	35
	13.3	Assumptions and reservations	35
	13.4	Effects on the Bidder’s financial statement	36
	13.5	Effects on Maruho’s consolidated financial statement	37

14.	POSSIBLE EFFECTS ON BIOFRONTERA-SHAREHOLDERS WHO DO NOT ACCEPT THE OFFER		39
15.	STATUTORY RIGHTS OF WITHDRAWAL		39
16.	INFORMATION ON PAYMENTS OR OTHER BENEFITS OF MONETARY VALUE TO MEMBERS OF GOVERNING BODIES OF BIOFRONTERA AG		40
17.	PUBLICATION OF THE OFFER DOCUMENT, NOTICES		40
18.	FACILITATING BANK		41
19.	APPLICABLE LAW, JURISDICTION		41
20.	NOTICE REGARDING TAX LAW		41
21.	ADDITIONAL INFORMATION FOR HOLDERS OF AMERICAN DEPOSITARY SHARES		42
22.	ADDITIONAL INFORMATION FOR BIOFRONTERA-SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES WITH PERMANENT OR HABITUAL RESIDENCE OR DOMICILE, IN THE US OR ANOTHER LOCATION OUTSIDE GERMANY		43
23.	DECLARATION OF ASSUMPTION OF RESPONSIBILITY		45

TABLE OF ANNEXES

Annex 1:	Direct and indirect subsidiaries of Maruho except for the Bidder

Annex 2:	Persons acting in concert with the Target

Annex 3:	Financing confirmation of B. Metzler seel. Sohn & Co. KGaA

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1.	GENERAL INFORMATION ON THE ACQUISITION OFFER

1.1

Implementation of the Acquisition Offer in accordance with the provisions of the German Securities Acquisition and Takeover Act as well as certain applicable provisions of the securities laws and regulations of the United States of America

The offer (the “Acquisition Offer” or also the “Offer”) set out in this offer document (the “Offer Document”) by Maruho Deutschland GmbH with its registered office in Düsseldorf, Germany, registered in the commercial register of the Local Court (Amtsgericht) of Düsseldorf under HRB 69727 (the “Bidder”), is a voluntary acquisition offer, in the form of a partial offer, for the acquisition of shares in Biofrontera AG with its registered office in Leverkusen, Germany, registered in the commercial register of the Local Court of Cologne under HRB 49717 (“Biofrontera AG” or the “Target”), in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- and Übernahmegesetz, “WpÜG”).

The Offer is made to all shareholders of Biofrontera AG (“Biofrontera-Shareholders”) and refers to the acquisition of up to a total of 4,322,530 no-par value registered shares in Biofrontera AG (ISIN DE0006046113 (WKN 604611)) held by them (each a “Biofrontera-Share” and collectively the “Biofrontera-Shares”), each having a proportionate amount in the share capital of EUR 1.00, including all ancillary rights existing at the time of the settlement of the Offer, in particular the entitlement to dividends as of 1 January 2018.

The Offer is only for Biofrontera-Shares. It is not for American Depositary Shares (“ADS”) that represent Biofrontera-Shares and are possibly secured by American Depositary Receipts (“ADRs”) (“Biofrontera-ADS”, cf. Section 6.4 of this Offer Document). Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer (cf. Section 21 of this Offer Document).

The Offer refers to shares of a German company and is made exclusively in accordance with the laws of the Federal Republic of Germany, including the WpÜG and the Regulation pertaining to the contents of the offer document, the consideration in the event of takeover offers and mandatory offers and the release from the obligation to publish and to make an offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots, WpÜG-Angebotsverordnung, “WpÜG Offer Regulation”), as well as certain applicable provisions of the securities laws and regulations of the United States of America (“United States” or “US” or “USA”) and the respective applicable exemptions, in particular Rule 14d-1(c) (“Tier I Exemption”) under the Securities Exchange Act of 1934 (“Securities Exchange Act”). As a result of the Tier I Exemption, the Offer is generally subject to the disclosure and other requirements and procedures of the Federal Republic of Germany that differ from those of the United States.

To the extent the Offer is subject to US securities laws, those laws only apply to Biofrontera-Shareholders and holders of Biofrontera-ADS with permanent or habitual residence or domicile in the United States. The Offer is not issued or implemented in accordance with the provisions of any other legal system. With the exception of the permission to publish this Offer Document in Germany and pursuant to German law, no other registrations, approvals or authorizations of this Offer Document or this Offer have been applied for or arranged with securities regulation authorities of other legal systems or been

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granted by them. Biofrontera-Shareholders and holders of Biofrontera-ADS therefore cannot rely on the application of other foreign regulations to protect investors.

Biofrontera-Shareholders and holders of Biofrontera-ADS with permanent or habitual residence or domicile in the United States or otherwise outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area should pay particular attention to Section 21 (in the case of holders of Biofrontera-ADS) and Section 22 of the Offer Document.

1.2	Publication of the decision to make the Offer

On 1 April 2019, the Bidder published its decision to make this Offer pursuant to Section 10 (1) sentence 1 WpÜG. The publication is available on the internet at http://www.pharma-offer.de in a German version and in a non-binding English translation.

In accordance with the requirements of the Tier I Exemption, on 2 April 2019 the Bidder also furnished a non-binding English translation of the publication to the U.S. Securities and Exchange Commission (“SEC”) under cover of Form CB. The publication is available on the SEC’s website at http://www.sec.gov.

1.3	Review of the Offer Document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht)

The German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) has reviewed the Offer Document under German law and in the German language and approved its publication on 12 April 2019. No registrations, authorizations or approvals of this Offer Document and/or the Offer under a jurisdiction other than that of the Federal Republic of Germany have been granted or are intended at present.

1.4	Publication and distribution of the Offer Document

The Bidder published the Offer Document pursuant to Section 14 (3) sentence 1 WpÜG on 15 April 2019 by way of (i) announcement on the internet at http://www.pharma-offer.de and (ii) making available copies of the Offer Document (as well as its non-binding English translation) for distribution free of charge at Hering Schuppener Consulting, Kapitalmarkt- und Transaktionskommunikation, Berliner Allee 44, 40212 Düsseldorf, Germany, (order by telephone at + 49 (0) 211 43079-216 or by telefax to + 49 (0) 211 43079-280 (mail delivery) or via e-mail to angebotsunterlage@heringschuppener.com (e-mail delivery)). The announcement (Hinweisbekanntmachung) as to (i) the internet address, under which the Offer Document is published, and (ii) the availability of the Offer Document at Hering Schuppener Consulting was published in the Federal Gazette (Bundesanzeiger) on 15 April 2019. Although the Bidder is also publishing a non-binding English translation of the Offer Document, only the German version of the Offer Document is binding.

In accordance with the requirements of the Tier I Exemption, presumably on 15 April 2019 the Bidder will also furnish a non-binding English translation of the Offer Document together with the announcement on the availability of the Offer Document (Hinweisbekanntmachung) to the SEC under cover of amendment(s) to Form CB. The information can be accessed on the SEC’s website at http://www.sec.gov free of charge as soon as it becomes available. Biofrontera-Shareholders and holders of Biofrontera-ADS with permanent or habitual residence or domicile in the United States can also obtain a non-binding English translation of the Offer Document at the Bidder’s aforementioned internet

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address or order copies of the non-binding English translation of the Offer Document for distribution free of charge at Hering Schuppener Consulting under the aforementioned contact details.

1.5	Distribution of the Offer Document by third parties

The Offer Document is published exclusively in the Federal Republic of Germany, the Member States of the European Union and the European Economic Area in accordance with the provisions of the WpÜG and in the United States in accordance with the requirements of the Tier I Exemption. The publication, delivery, distribution or dissemination of this Offer Document or any other documents related to the Acquisition Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to statutory restrictions under the law of other legal systems. This Offer Document and any other documents related to the Acquisition Offer therefore may not be dispatched to, delivered, distributed or published in, countries to the extent that such dispatch, delivery, distribution or publication would violate the laws of these countries.

The Bidder has not authorized any third party to dispatch, deliver, distribute or disseminate this Offer Document or any other documents related to the Acquisition Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States. Neither the Bidder nor the persons acting in concert with the Bidder within the meaning of Section 2 (5) WpÜG (cf. Section 5.3 of this Offer Document) are neither obligated nor bear liability for whether the dispatch, delivery, distribution or publication of this Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States conforms to the law of other legal systems.

The Bidder will make this Offer Document available to the banks and other investment services providers where Biofrontera-Shares are kept (the “Custodian Banks”), upon request for transmission to Biofrontera-Shareholders with permanent or habitual residence or domicile in the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States. Beyond that, the Custodian Banks may not publish, dispatch, distribute, disseminate, summarize or describe this Offer Document unless this occurs in accordance with applicable domestic laws. The liability of the Bidder, as well as of the persons acting in concert with the Bidder within the meaning of Section 2 (5) WpÜG, for a failure by third parties to comply with statutory provisions is expressly excluded.

1.6	Acceptance of the Offer outside the Federal Republic of Germany

The Acquisition Offer may be accepted by any and all Biofrontera-Shareholders in Germany or abroad pursuant to this Offer Document and the relevant applicable legal provisions. However, the Bidder notes that acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. Biofrontera-Shareholders who wish to accept the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States and/or are subject to other legal systems than those of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States are advised to inform themselves of, and comply with, the applicable legal provisions and their restrictions. The Bidder and the persons acting in concert with the Bidder within the meaning of Section 2 (5) WpÜG (cf. Section 5.3 of this Offer Document) do not assume any responsibility for whether the acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States is permitted under the relevant applicable legal provisions.

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2.	ADVICE REGARDING THE INFORMATION CONTAINED IN THE OFFER DOCUMENT

2.1	General information

The term “Banking Day” means any day on which banks are open for general business in Frankfurt am Main, Germany.

2.2	Status and source of the information contained in this Offer Document

All particulars, views, intentions and forward-looking statements contained in this Offer Document are based on the information and plans available to the Bidder on the date of publication of this Offer Document as well as certain assumptions made by the Bidder as of that date. All of the information on Biofrontera AG and its subsidiaries is based on publicly accessible information sources or is known to the Bidder, since it pertains to it or persons acting in concert with it within the meaning of Section 2 (5) WpÜG. In particular, this Offer Document is based on the annual report of Biofrontera AG as of 31 December 2017, the quarterly statement as of 31 March 2018, the semi-annual report as of 30 June 2018 as well as the quarterly statement as of 30 September 2018, all published and available on the internet at http://www.biofrontera.com. This information has not been separately audited by the Bidder, and the Bidder has not conducted a due diligence review in this context.

2.3	Forward-looking statements

This Offer Document contains certain forward-looking statements, which reflect the Bidder’s intentions, views or current expectations with regard to possible future events. They are subject to risks and uncertainties, which are generally not within the control of the Bidder. The forward-looking statements contained in this Offer Document may turn out to be incorrect, and events and developments in the future might differ considerably from the forward-looking statements contained in this Offer Document.

2.4	Updates

The Bidder will only update this Offer Document if and to the extent required by the WpÜG.

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3.	SUMMARY OF THE ACQUISITION OFFER

Note: The following summary includes selected information from this Offer Document. As the summary does not include all information relevant for Biofrontera-Shareholders in making their decision, it must be read in conjunction with the more detailed information contained in this Offer Document. Holders of Biofrontera-ADS should additionally pay attention to Section 21 of the Offer Document, which contains information on the conversion of Biofrontera-ADS to Biofrontera-Shares, in order to be able to accept the Offer.

Bidder:	Maruho Deutschland GmbH with its registered office in Düsseldorf, business address Hemmelrather Weg 201, Haus 2, 51377 Leverkusen, Germany

Target:	Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen, Germany

Subject of the Offer:

Purchase and acquisition of up to a total of 4,322,530 no-par value registered shares in Biofrontera AG (ISIN DE0006046113 (WKN 604611)), including all ancillary rights in existence at the time of the settlement of this Offer, in particular the entitlement to dividends as of 1 January 2018. This corresponds to approximately 9.68% of the share capital and the voting rights in Biofrontera AG registered in the commercial register at the date of the publication of this Offer Document. At the date of the publication of this Offer Document, the Bidder directly holds 9,062,809 Biofrontera-Shares. This corresponds to approximately 20.31% of the share capital and the voting rights in Biofrontera AG.

The Offer is only for Biofrontera-Shares. It is not for Biofrontera-ADS that represent Biofrontera-Shares and are possibly secured by ADRs (cf. Section 6.4 of this Offer Document). Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer (cf. Section 21 of this Offer Document).

Consideration: (Offer Price)	EUR 6.60 per Biofrontera-Share

Acceptance Period:	15 April 2019 to 20 May 2019, 24.00 hrs (Central European Time) (subject to an extension of the Acceptance Period pursuant to Section 4.3 of this Offer Document).

Acceptance:

Acceptance must be declared pursuant to Section 11.2 of this Offer Document in writing during the Acceptance Period to the relevant Custodian Bank. Acceptance will take effect once the Biofrontera-Shares for which the Offer was accepted are transferred in a timely manner to ISIN DE000A2TSHY1 (for Tendered Biofrontera-Shares, cf. Section 11.2.1 of this Offer Document).

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No Conditions	The consummation of this Offer is not subject to conditions.

Settlement:

The settlement of the Offer will presumably take place on the fifth Banking Day but no later than on the seventh Banking Day after the expiration of the Acceptance Period. Subject to a mere pro rata allocation in case of an Oversubscription of the Offer (cf. Section 11.6 of this Offer Document), the Central Settlement Agent (cf. Section 11.1 of this Offer Document) will transfer the Tendered Biofrontera-Shares for which this Offer has been effectively accepted within the Acceptance Period to the Bidder simultaneously (Zug um Zug) with the payment of the Offer Price (cf. Section 4.1 of this Offer Document) to the account of the respective Custodian Bank with Clearstream Banking AG.

If and to the extent that in the course of this Offer, Declarations of Acceptance are submitted by Biofrontera-Shareholders for more than the 4,322,530 Biofrontera-Shares which are the subject of this Offer, the Declarations of Acceptance will be considered on a pro rata basis within the meaning of Section 19 WpÜG (cf. Section 11.6 of this Offer Document).

Cost of the Acceptance:

The acceptance of the Offer through a Custodian Bank with registered office in Germany (including a German branch of a foreign Custodian Bank) is free of costs and fees for the Biofrontera-Shareholders, with the exception of the costs for transmitting the Declaration of Acceptance to the respective Custodian Bank. Fees, costs and expenses of foreign Custodian Banks shall be borne by the Biofrontera-Shareholder himself who accepts this Offer, as well as foreign stock market taxes, value added taxes or stamp duties possibly resulting from the acceptance of the Offer.

No stock exchange trading:	No stock exchange trading is intended with Tendered Biofrontera-Shares, which are tendered during the Acceptance Period.

ISIN:	Biofrontera-Shares: ISIN DE0006046113 (WKN 604611) Tendered Biofrontera-Shares: ISIN DE000A2TSHY1 (WKN A2TSHY)

Publications:

The Bidder published the Offer Document pursuant to Section 14 (3) sentence 1 WpÜG on 15 April 2019 by way of (i) announcement on the internet at http://www.pharma-offer.de and (ii) making available copies of the Offer Document (as well as its non-binding English translation) for distribution free of charge at Hering Schuppener Consulting, Kapitalmarkt- und Transaktionskommunikation, Berliner Allee 44, 40212 Düsseldorf, Germany, (order by telephone at + 49 (0) 211 43079-216 or by telefax to + 49 (0) 211 43079-280 (mail delivery) or via e-mail to angebotsunterlage@heringschuppener.com (e-mail delivery)). The announcement (Hinweisbekanntmachung) as to (i) the internet address, under which the Offer Document is published, and (ii) the availability of the Offer Document at Hering Schuppener Consulting

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was published in the Federal Gazette (Bundesanzeiger) on 15 April 2019.

In accordance with the requirements of the Tier I Exemption, presumably on 15 April 2019 the Bidder will also furnish a non-binding English translation of the Offer Document together with the announcement on the availability of the Offer Document (Hinweisbekanntmachung) to the SEC under cover of amendment(s) to Form CB. The information can be accessed on the SEC’s website at http://www.sec.gov free of charge as soon as it becomes available.

4.	ACQUISITION OFFER

4.1	Subject of the Offer and Offer Price

The Bidder hereby offers to all Biofrontera-Shareholders to purchase and acquire up to a total of 4,322,530 no-par value registered shares in Biofrontera AG (ISIN DE0006046113 (WKN 604611)) held by them, each having a proportionate amount in the share capital of EUR 1.00, including all ancillary rights existing at the time of the settlement of the Offer, in particular dividend rights as of 1 January 2018, at a purchase price (“Offer Price”) of

EUR 6.60 per Biofrontera-Share

subject to the terms of this Offer Document.

The Acquisition Offer is a public partial offer and pertains to approximately 9.68% of the share capital and the voting rights in Biofrontera AG registered in the commercial register at the date of the publication of this Offer Document. The Biofrontera-Shares directly held by the Bidder are not the subject of the Offer. At the date of the publication of this Offer Document, they comprise 9,062,809 Biofrontera-Shares. This corresponds to approximately 20.31% of the share capital and the voting rights in Biofrontera AG.

The Offer is only for Biofrontera-Shares. It is not for Biofrontera-ADS that represent Biofrontera-Shares and are possibly secured by ADRs (cf. Section 6.4 of this Offer Document). Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer (cf. Section 21 of this Offer Document).

With this Acquisition Offer, the Bidder intends to increase its shareholding to a total of up to 29.99% of the share capital and the voting rights in Biofrontera AG. Thus, this Offer is not directed at the acquisition of control over Biofrontera AG and does not represent either a takeover offer or a mandatory offer. Accordingly, the provisions of the WpÜG relating to takeover offers and mandatory offers do not apply to this Offer.

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If and to the extent that in the course of this Offer, Declarations of Acceptance are submitted by Biofrontera-Shareholders for more than the 4,322,530 Biofrontera-Shares, which are the subject of this Offer, the Declarations of Acceptance will be considered on a pro rata basis within the meaning of Section 19 WpÜG (cf. Section 11.6 of this Offer Document).

4.2	Acceptance Period

The acceptance period for this Acquisition Offer (including any extensions specified in Section 4.3 of this Offer Document, “Acceptance Period”) begins with the publication of this Offer Document on

15 April 2019

and will end on

20 May 2019, 24.00 hrs (Central European Time).

The acceptance and settlement of the Offer are described in Section 11 of this Offer Document.

4.3	Extensions of the Acceptance Period

Acceptance Period if the Acquisition Offer is amended

The Bidder can amend the Offer up to one business day before the Acceptance Period expires, i.e. until 17 May 2019. If the Acquisition Offer is amended within the last two weeks before expiration of the Acceptance Period, the Acceptance Period will be extended by two weeks (Section 21 (5) WpÜG) and will end on 3 June 2019, 24.00 hrs (Central European Time). This will also apply if the amended Acquisition Offer violates the law.

In case of an amendment of the Offer, according to Section 21 (4) WpÜG, each Biofrontera-Shareholder has the right to withdraw its acceptance of the Offer until expiration of the Acceptance Period if and to the extent that the Shareholder has accepted the Offer prior to the publication of the amendment to the Offer (cf. Section 15 of this Offer Document).

Acceptance Period in the event of competing offers

If a competing offer is made by a third party during the Acceptance Period of this Acquisition Offer, the expiration of the Acceptance Period for the present Acquisition Offer will correspond to the expiration of the acceptance period for the competing offer in the event that the Acceptance Period for the present Acquisition Offer expires before the expiration of the acceptance period for the competing offer (Section 22 (2) WpÜG). This will also apply if the competing offer is amended or prohibited or violates the law.

In case of a competing offer, according to Section 22 (3) WpÜG, each Biofrontera-Shareholder has the right to withdraw its acceptance of the Offer until expiration of the Acceptance Period if and to the extent that the Shareholder has accepted the Offer prior to the publication of the offer document for the competing offer (cf. Section 15 of this Offer Document).

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Acceptance Period if a general meeting of shareholders is called

If a general meeting of Biofrontera AG regarding the Offer is called after the Offer Document is published, the Acceptance Period will be ten weeks from the publication of the Offer Document pursuant to Section 16 (3) WpÜG. The Acceptance Period would then expire on 24 June 2019, 24.00 hrs (Central European Time).

No additional acceptance period

There is no additional acceptance period within the meaning of Section 16 (2) WpÜG, during which it would still be possible to accept the Offer after the regular Acceptance Period has expired.

5.	BIDDER AND PERSONS ACTING IN CONCERT WITH THE BIDDER

5.1	Description of the Bidder

Maruho Deutschland GmbH is a limited liability company incorporated under the laws of the Federal Republic of Germany. It has its registered office in Düsseldorf, its business address at Hemmelrather Weg 201, Haus 2, 51377 Leverkusen and is registered in the commercial register of the Local Court of Düsseldorf under HRB 69727.

The objective of the Bidder comprises research and development, manufacture, distribution as well as the import and export of, and trade with, pharmaceutical products with and without prescription, medical instruments, cosmetics and related products, food supplements and health foods, as well as any other products and instruments for medical treatment. The Bidder may conduct all business, which may directly or indirectly serve its objective. The Bidder may establish branch offices and acquire participations in other businesses. The Bidder’s fiscal year begins on 1 October and ends on 30 September of the following year. The Bidder has two employees at present.

The Bidder’s share capital amounts to EUR 50,000 and comprises a single share, which is held by Maruho Co., Ltd. (cf. Section 5.2 of this Offer Document). The Bidder’s managing directors are Mr. Junichi Hamada, Mr. Kenichi Owada and Mr. Seiichi Takada. Messrs. Hamada and Takada are entitled to represent the company alone. Mr. Hamada is also authorized to enter into transactions on behalf of the Bidder with himself in his own name or as a representative of a third party.

At the date of the publication of this Offer Document, the Bidder directly holds 9,062,809 Biofrontera-Shares. This corresponds to approximately 20.31% of the share capital and the voting rights in Biofrontera AG (cf. Section 5.4 of this Offer Document).

5.2	Maruho Co., Ltd.

The sole shareholder of the Bidder is Maruho Co., Ltd., a stock corporation (Kabushiki Kaisha) incorporated under the laws of Japan with its registered office in Osaka, Japan, business address 1-5-22 Nakatsu, Kita-ku, Osaka, Japan (“Maruho”). Maruho is the parent company of the Maruho Group, consisting of Maruho and its subsidiaries within the meaning of Section 2 (6) WpÜG (“Maruho Group”). Maruho’s Board of Directors currently has nine members. Mr. Koichi Takagi is the President and Chief Executive Officer of Maruho and a member of Maruho’s Board of Directors.

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Maruho traces its roots back to 1915. In July 1915, Maruho was founded as “Maruho Shoten” in Osaka, Japan, and, in 1920, it assumed the legal form of an unlimited liability company (Go-shi Gaisha) under Japanese law. The company was transformed into a stock corporation (Kabushiki Kaisha) in 1939 and initially named “Maruho Shoten Co., Ltd.”. After the company was newly established in 1949, Maruho was given its current company name of “Maruho Co., Ltd.” in 1965. Maruho opened its first branch office in Germany in Munich in 1983. With the formation of the Bidder in 2013, Maruho strengthened its presence in Germany.

Maruho is a pharmaceutical company specialising in dermatology. The objective of the company comprises research and development, manufacture, marketing, and the import and export of pharmaceuticals, as well as medical devices for the treatment of skin diseases. As the leading company in Japan in the area of dermatology and a leading manufacturer of prescription only topical pharmaceuticals, Maruho has made it a goal to contribute to the improvement of worldwide health standards with its research and development activities. Maruho intends to strengthen its business activities also outside the Japanese market, in particular in the regions Asia, Europe and the US. Using its global network of scientists, medical experts and patients, Maruho seeks to integrate the dermatology-related knowledge and expertise from around the world in order to innovate along each step of the dermatological care cycle (prevention, diagnosis, treatment and aftercare). Maruho in this way intends to become a leading pharmaceutical company worldwide in the area of dermatology.

The Maruho Group has approximately 1,930 employees worldwide (as of 30 September 2018) and generated in the 2017/2018 fiscal year, i.e. in the period between 1 October 2017 and 30 September 2018, a consolidated net turnover of approximately JPY 85,210,000,000 (according to the exchange rate1 as of 1 April 2019 of JPY 124.68 to EUR 1, this corresponds to approximately EUR 683,429,580).

As of 1 April 2019, Maruho’s share capital amounts to JPY 382,536,000 (according to the exchange rate2 as of 1 April 2019 of JPY 124.68 to EUR 1, this corresponds to approximately EUR 3,068,142) and is divided into 7,650,720 shares.

Maruho has the following shareholder structure: Maruho’s employees, through an association, hold approximately 30.9%, the directors and officers of Maruho, through another association, hold approximately 18.1%, a foundation established by Maruho and Mr. Koichi Takagi to promote research in the field of dermatology holds approximately 30%, and Mr. Koichi Takagi holds approximately 10% of Maruho’s share capital. Beyond that, no other shareholder holds more than 4% of the share capital.

5.3	Persons acting in concert with the Bidder

In relation to Maruho the Bidder is a subsidiary within the meaning of Section 2 (6) WpÜG. Thus, Maruho is a person acting in concert with the Bidder pursuant to Section 2 (5) sentences 1 and 3 WpÜG. The companies listed in Annex 1 are further direct and indirect subsidiaries of Maruho. All these companies are therefore deemed to be acting in concert with the Bidder and with each other pursuant to Section 2 (5) sentences 1 and 3 WpÜG, independently of whether they actually coordinate their conduct with the Bidder with regard to the acquisition of Biofrontera-Shares or the exercise of voting rights

[1]	Exchange rates taken from the European Central Bank (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html).
[2]	Exchange rates taken from the European Central Bank (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html).

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attached to Biofrontera-Shares on the basis of an agreement or otherwise within the meaning of Section 2 (5) sentence 1 WpÜG.

5.4	Ownership structure of Biofrontera AG; Biofrontera-Shares currently held by the Bidder or by persons acting in concert with the Bidder and their subsidiaries; attribution of voting rights

The Bidder has already been involved with Biofrontera AG for several years as a strategic, long-term shareholder. In April 2013, the Bidder for the first time acquired a direct shareholding of approximately 9.07% of the share capital and voting rights in Biofontera AG by subscribing for 1,610,000 new Biofrontera-Shares in connection with a capital increase.

In order to promote the sustainable development and the further growth of Biofrontera AG and to support the company with regard to its financing need, in the subsequent period the Bidder participated in two further capital increases of the company at the beginning of 2014 and in autumn 2016. In each case the Bidder had undertaken vis-à-vis Biofrontera AG to subscribe for shares in order to contribute to the successful execution of the capital increases and to provide support in connection with the financing of the business activities. In connection with the capital increase at the beginning of 2014, the Bidder subscribed for 2,857,143 new Biofrontera-Shares, which increased its shareholding to approximately 20.13% of the share capital and voting rights in Biofontera AG. As published by Biofrontera AG on 13 February 2014, the Bidder and Maruho informed Biofrontera AG on 12 February 2014, pursuant to Section 43 (1) German Securities Trading Act (Wertpapierhandelsgesetz, “WpHG”) (previously Section 27a (1) WpHG), that they were striving for a long-term strategic involvement with Biofrontera AG by acquiring the shareholding and the voting rights. After the Bidder’s shareholding had meanwhile dropped to approximately 18.95% (June 2015) and approximately 14.72% (April 2016) due to additional increases of Biofrontera AG’s share capital, the Bidder subscribed for 3,164,443 new Biofrontera-Shares in connection with the capital increase in November 2016, which increased its shareholding to approximately 21.58% of the share capital and voting rights in Biofrontera AG. By means of the subscription and the conversion of convertible bonds, the Bidder further increased its shareholding by 888,366 and 542,857 new Biofrontera-Shares to the current total of 9,062,809 Biofrontera-Shares, which corresponded to approximately 23.59% of the share capital and the voting rights in Biofrontera AG as of 31 December 2017.

At Biofrontera AG’s request, Maruho and the Bidder decided in January 2018 to support the company’s intention to have ADS admitted to trading on the US NASDAQ. To this end, the Bidder provided Lang & Schwarz Broker GmbH, which had been engaged by Biofrontera AG to execute the subscription offer in connection with the required capital increase, with 6,000,000 Biofrontera-Shares free of charge by way of a securities loan (at that time, this corresponded to approximately 15.62% of the share capital and voting rights of Biofrontera AG). At the same time, the Bidder undertook vis-à-vis Biofrontera AG that it would not exercise its subscription rights from the subscription rights capital increase, but would transfer them to Lang & Schwarz Broker GmbH free of charge. Some of the Biofrontera-Shares provided by the Bidder were used to create the necessary number of Biofrontera-ADS. After the successful execution of the placement of the Biofrontera-ADS, 6,000,000 Biofrontera-Shares were returned to the Bidder, whereby the return transfer was carried out in several tranches. The Bidder received from Biofrontera AG a reimbursement for expenses in the amount of EUR 60,000 for the costs it incurred in connection with the securities loan, whereby the total costs actually incurred by the Bidder substantially exceeded the sum of EUR 60,000.

The 9,062,809 Biofrontera-Shares directly held by the Bidder correspond to approximately 20.31% of the share capital and the voting rights in Biofrontera AG at the date of the publication of this Offer

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Document. The voting rights attached to these Biofrontera-Shares held by the Bidder are to be attributed to Maruho pursuant to Section 30 (1) sentence 1 no. 1 WpÜG.

The following therefore applies at the date of the publication of this Offer Document:

●	The Bidder directly holds a total of 9,062,809 voting rights attached to Biofrontera-Shares, corresponding to approximately 20.31% of the voting rights in Biofrontera AG.

●

Maruho indirectly holds a total of 9,062,809 voting rights attached to Biofrontera-Shares that are attributed to it by the Bidder, corresponding to a total of approximately 20.31% of the voting rights in Biofrontera AG.

In addition, neither the Bidder nor persons acting in concert with it within the meaning of Section 2 (5) WpÜG or their subsidiaries currently hold Biofrontera-Shares or corresponding voting rights attached to Biofrontera-Shares and no voting rights attached to Biofrontera-Shares are to be attributed to them pursuant to Section 30 WpÜG either.

At the date of the publication of this Offer Document, neither the Bidder nor the persons acting in concert with it within the meaning of Section 2 (5) WpÜG or their subsidiaries directly or indirectly hold instruments within the meaning of Section 38, 39 WpHG relating to Biofrontera-Shares or voting rights attached to these.

According to the voting rights notifications published by Biofrontera AG pursuant to Section 40 (1) WpHG, the following persons also hold 3% or more of the voting rights in Biofrontera AG:

As of 29 August 2019, approximately 20.06% of the voting rights in Biofrontera AG are attributed to Mr. Wilhelm K. T. Zours, inter alia via the subsidiaries DELPHI Unternehmensberatung Aktiengesellschaft (approximately 7.48% of voting rights) and Deutsche Balaton Aktiengesellschaft (approximately 9.67% of voting rights), both of which he controls.

It cannot be ruled out that the shareholdings of the aforementioned persons have changed since the voting rights notifications were submitted to Biofrontera AG.

5.5	Securities transactions

Within the last six months prior to the publication of the decision to make the Offer pursuant to Section 10 (1) sentence 1 WpÜG on 1 April 2019 and since 1 April 2019 until the publication of this Offer Document pursuant to Section 14 (2) sentence 1 WpÜG, neither the Bidder nor the persons acting in concert with it pursuant to Section 2 (5) WpÜG nor their subsidiaries have acquired Biofrontera-Shares or concluded an agreement on the acquisition of Biofrontera-Shares. The Bidder reserves the right to acquire further Biofrontera-Shares outside the Offer during the Acceptance Period either directly or through persons acting in concert with it or their subsidiaries via the stock market or over-the-counter.

5.6	Overview of business relationships between the Target and the Maruho Group

Since Biofrontera AG won the Bidder as a shareholder in 2013, Maruho and Biofrontera AG have been regularly evaluating opportunities for cooperation, in particular regarding the sale of Maruho products by Biofrontera AG in Europe, the sale of Biofrontera products by Maruho in Japan, a sales cooperation between both companies in the US and/or joint research and development projects for their mutual benefit and on an arm’s length basis.

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On 13 July 2016 Maruho and Biofrontera AG concluded a Collaboration and Partnership Agreement, under which possibilities for the joint development of pharmaceutical products based on Biofrontera’s patented nanoemulsion technology were to be examined (Phase 1). As announced by Biofrontera AG on 10 July 2018, Phase 1 of the research cooperation was completed on 31 March 2018. During Phase 1 Biofrontera AG and Maruho examined potential formulations for various branded generics drugs in Europe. Stable formulations were developed for some but not for all active ingredients and combinations tested. All costs and expenses incurred in connection with research and development during Phase 1 of the cooperation were borne by Maruho. New intellectual property (“IP”) developed during Phase 1 is jointly owned by Biofrontera AG and Maruho. Previously existing IP, in particular Biofrontera AG’s patented nanoemulsion, remained the property of the respective company. Biofrontera AG and Maruho had not yet concluded a binding agreement on marketing rights in connection with Phase 1. Marketing rights were to be provided for in future follow-up agreements. On 23 October 2018 Biofrontera AG and Maruho concluded a supplemental agreement to the Collaboration and Partnership Agreement setting out the aforementioned common understanding of both Parties regarding the outcome of Phase 1 of the cooperation and the existing joint rights and obligations arising from said phase.

As announced by Biofrontera AG on 19 March 2019, Maruho and Biofrontera AG signed an agreement on the same day to continue the aforementioned expired research cooperation regarding branded generics. As part of the newly agreed project phase Biofrontera will prepare the formulation of one of the four active ingredients in Biofrontera’s nanoemulsion jointly tested during a previous project phase (Phase 1) for clinical trials. The agreement does not cover clinical testing possibly carried out during a subsequent project phase, which will be the subject of an additional agreement to be concluded between the parties in due course, depending on the results of the new project phase. Previously existing IP, in particular Biofrontera’s nanoemulsion technology, will remain the property of the respective owner. New IP and results of the new project phase, including project documentation, will be shared equally by the parties. According to the current budget, the new project phase will require up to EUR 1.1 million in research costs, which are to be borne exclusively by Maruho. In case the costs exceed the currently budgeted amount to be borne by Maruho, the parties have agreed to consult on the next steps and the issue of how to bear the costs.

As also announced on 19 March 2019 by Biofrontera, Maruho and Biofrontera are also currently negotiating a cooperation on the research and development of further indications for Ameluz(R) for the treatment of acne. Ameluz(R) is a prescription only medication developed by Biofrontera for treating non-melanoma skin cancer and its early stages by using photodynamic therapy. Maruho and Biofrontera signed a non-binding term sheet in this regard on 19 March 2019. Under the term sheet, a proof of concept trial and maximal use pharmacokinetic-trial are planned, the costs of which will be borne by Maruho in an amount yet to be specified. These trials will possibly be followed by additional clinical trials required for US market approval of further indications. Under the term sheet, it is also envisaged that Biofrontera will grant Maruho a licence for marketing Ameluz(R) in parts of Asia and Oceania, the terms and conditions of which have yet to be negotiated.

As announced by Biofrontera AG on 25 March 2019, Biofrontera Inc., USA, a wholly owned subsidiary of Biofrontera AG entered into an agreement on 25 March 2019 to acquire all shares in Cutanea Life Sciences, Inc., USA (“Cutanea”) through its subsidiary Biofrontera Newderm LLC as the acquirer, with Maruho as the seller. Cutanea is a US-based pharmaceutical company specializing in dermatology. In the US, Cutanea markets AKTIPAK(R), a prescription gel for the treatment of acne, and in November 2018 launched XepiTM, a prescription cream for the treatment of impetigo, a frequent bacterial skin infection (Staphylococcus aureus or Streptococcus pyogenes). XepiTM is the only drug in its class approved by the Food and Drug Administration (FDA) with activity against antibiotic-resistant bacteria (MRSA). The aim of the acquisition of Cutanea by Biofrontera Inc. is to effectively exploit the sales

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potential of AKTIPAK(R) and XepiTM in the USA. Any rights in Cutanea’s existing research and development activities originated from Maruho will remain with Maruho. Any other rights in Cutanea’s other research and development activities will be transferred to Maruho during a transition time. Maruho will provide up to 7.3 million US dollars (“Start-up Costs”) to start financing the commercialization of the two new drugs in Biofrontera Inc.’s portfolio. Maruho will also indemnify Biofrontera Inc. and Cutanea, respectively, from all existing liabilities and will bear any costs of the operational business of Cutanea in the first three months after the acquisition. Biofrontera Inc. will use its experience and expertise as well as its sales structure already successfully operating in the USA for the future successful marketing of AKTIPAK(R) and XepiTM. Biofrontera Inc. acquires Cutanea for an initial purchase price of 1.00 US dollar. The profits from the sale of AKTIPAK(R) and XepiTM, shown after deduction of all costs, will in the future be split between Maruho and Biofrontera Inc., whereby Biofrontera Inc. guarantees Maruho as a further purchase price payment until 31 December 2023 a sum in the amount of the start-up costs. Thereafter, profits will be distributed equally.

6.	DESCRIPTION OF THE TARGET

6.1	Corporate status and capital situation

Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen, Germany, is a stock corporation incorporated under the laws of the Federal Republic of Germany with registered office in Leverkusen, registered in the commercial register of the Local Court of Cologne under HRB 49717.

According to information from the Target, Biofrontera AG was founded in Leverkusen on 5 August 1997 by the present Chief Executive Officer (CEO) Prof. Hermann Lübbert with the company name of “BioFrontera Laboratories GmbH”, was renamed to “BioFrontera Pharmaceuticals GmbH” on 10 September 1997 and as such registered in the commercial register of the – then competent – Local Court of Leverkusen on 20 October 1997 under HRB 4068. On 24 August 2000, the shareholders’ meeting decided to transform the legal form of the company to a stock corporation with the name “Biofrontera Pharmaceuticals AG”. The change in legal form was registered in the commercial register of the Local Court of Leverkusen under HRB 4555 on 16 November 2000. By decision of the shareholders’ meeting of 13 February 2002, registered in the commercial register on 15 April 2002, the company name was changed to “Biofrontera Pharmaceuticals Holding AG”. By decision of the shareholders’ meeting of 14 November 2003, registered in the commercial register on 27 November 2003, the company name was changed to “Biofrontera AG”.

The IPO of Biofrontera AG took place on 30 October 2006 with the primary listing of Biofrontera-Shares on the regulated market of the Düsseldorf Stock Exchange. The financial year of Biofrontera AG is the calendar year. Biofrontera AG has been established for an indefinite period of time. According to the information in its quarterly statement to 30 September 2018, Biofrontera employs a total of 149 staff.

The objective of Biofrontera AG is the research, development and distribution of pharmaceuticals as well as acting as a holding entity, i.e. the acquisition and administration of companies or participation in companies. Biofrontera AG may undertake all actions suitable for serving the corporate purpose of Biofrontera AG directly or indirectly. Biofrontera AG may set up branch offices and participate in companies of the same or similar kind in Germany and abroad. It may combine companies in which it holds a participation under its uniform control or restrict itself to managing the participation. It may also spin off its business wholly or partially into affiliated companies or relinquish it to affiliated companies.

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According to the information in the commercial register, Biofrontera AG’s share capital currently amounts to EUR 44,632,674. It is divided into 44,632,674 no-par value registered shares (as of 1 April 2019). The Biofrontera-Shares are admitted to trading on the regulated market of the Frankfurt Stock Exchange (Prime Standard) under ISIN DE0006046113 (WKN 604611) and on the regulated market of the Düsseldorf Stock Exchange, and are traded on XETRA of Frankfurt Stock Exchange and on the open market (Freiverkehr) of the stock exchanges Berlin, Hamburg, Munich und Stuttgart. According to the Bidder’s information on the date this Offer Document was published, Biofrontera AG holds no treasury shares.

6.2	Authorized capital

Biofrontera AG currently does not have any registered authorized capital.

Under agenda item 6, the annual general meeting of Biofrontera AG on 24 May 2017 resolved to add a new paragraph, 3b, to § 7 of the articles. The Management Board is accordingly authorized to increase the company’s share capital until 23 May 2022 by up to a total of EUR 4,000,000 by issuing once or repeatedly up to 4,000,000 no-par value registered shares against cash (Authorized Capital II). The Management Board is entitled, with the consent of the supervisory board, to exclude shareholders’ subscription rights as detailed under point 6 of the agenda published in the Federal Gazette within the context of convening the annual general meeting on 12 April 2017.

Deutsche Balaton AG lodged an action before the Cologne Regional Court (case no. 82 O 66/17) to inter alia challenge and annul the decision of the annual general meeting on the Authorized Capital II. The Cologne Regional Court dismissed the action of first instance. According to the Bidder’s information, the Cologne Higher Regional Court amended the judgment of the Cologne District Court on appeal by Deutsche Balaton AG, ruling that the decision of the shareholders’ meeting regarding the Authorized Capital II was invalid and an appeal on points of law would not be permitted (18 U 182/17). As Biofrontera AG has so far not announced that the appeal process has been concluded, the Bidder assumes that Biofrontera AG has filed a complaint against the denial of leave to appeal on points of law (Nichtzulassungsbescherde) with the Federal Court of Justice (Bundesgerichtshof). In this case the judgment of the Cologne Higher Regional Court would not have entered into force.

6.3	Contingent capital

According to the articles of Biofrontera AG (as of 17 December 2018) there are three contingent capital in the aggregate amount of EUR 6,278,739.

The Contingent Capital I in the amount of EUR 4,116,855 serves (i) to ensure the granting of warrant rights and the agreement of warrant obligations in accordance with the bond conditions and (ii) to ensure the fulfilment of conversion rights and the fulfilment of conversion obligations in accordance with the bond conditions, which are issued, agreed and guaranteed by the company or its direct or indirect majority-owned subsidiaries (affiliated companies) in the period up to 27 August 2020, based on the authorisation of the annual general meeting of 28 August 2015.

The Contingent Capital III in the amount of EUR 346,900 serves exclusively to fulfil the warrants granted up to 1 July 2015 on the basis of the authorisation of the annual general meeting of 2 July 2010.

The Contingent Capital V in the amount of EUR 1,814,984 serves exclusively to fulfil the warrant rights granted up to 27 August 2020 on the basis of the authorisation of the annual general meeting of 28 August 2015.

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According to information from the Target one bond issued by Biofrontera AG is currently outstanding which is the 6% 2017/2022 convertible bond with a total nominal amount of EUR 4,999,000. As of 30 June 2018 convertible bonds with a nominal amount of EUR 2,390,900 had been converted into Biofrontera-Shares.

6.4	American Depositary Shares

On 16 February 2018 Biofrontera AG announced that it had placed Biofrontera-ADS in the US. One Biofrontera-ADS represents two Biofrontera-Shares. The Biofrontera-ADS are trading under the symbol “BFRA” and the ISIN US09075G1058 on the US NASDAQ in US dollars and the open market of Stuttgart Stock Exchange in euros.

6.5	Overview of the business activities of the Biofrontera Group

Business activity

According to information from the Target, Biofrontera AG is a biopharmaceutical company specialising in the development and commercialization of dermatological medications and medical cosmetics. By focusing on photodynamic therapy, the company had built up intensive knowledge of this therapy form over the years and it had become an expert in this area. No other company worldwide had made the further development of photodynamic therapy of skin diseases its objective in a comparable manner.

Biofrontera AG develops and distributes innovative products for healing, protecting and the care of skin. One of Biofrontera AG’s most important products is Ameluz(R), a prescription only medication for treating non-melanoma skin cancer and its early stages by using photodynamic therapy (PDT). The medication has been marketed in the EU since 2012 and in the US since May 2016. Biofrontera AG furthermore markets the dermal cosmetic series Belixos(R), a special care product for damaged skin or skin disorders. Biofrontera AG also produces an infrared lamp for PDT named BF-RhodoLED(R) and distributes it within the EU and the US.

According to its own information, Biofrontera AG is the first founder-managed pharmaceutical company to receive centralised European registration and US approval for a medication it has developed itself.

The Biofrontera Group consists of Biofrontera AG as the parent company and the nine wholly-owned subsidiaries listed in Annex 2 (the “Biofrontera Group”). Four of the nine subsidiaries of Biofrontera AG were only added in 2019 in connection with the acquisition of Cutanea Life Sciences, Inc., (cf. Section 5.6 of this Offer Document). These are Biofrontera Newderm LLC, Cutanea Life Sciences, Inc., Dermapex, LLC, and Dermarc, LLC.

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Financial data on Biofrontera Group

Pursuant to IFRS	For the fiscal year ending on 31 December 2017 (in kEUR)	For the 9-month period ending 30 September 2018 (in kEUR)
Revenues	12,025	14,551.7
Gross profit	10,310	11,770.2
Earnings before taxes	-16,102	-12,252.5
Total income	-15,248	-12,728.0
Balance sheet total	19,848	30,945.1
Cash flow from business activities	-13,119	-11,778.7
Cash flow from financing activities	9,451	22,181.5
Cash and cash equivalents	11,083	21,137.7
Equity capital	3,381	12,965.6

Biofrontera AG furthermore announced on 22 January 2019 that the preliminary, unaudited revenue of Biofrontera Group for the period from 1 January to 31 December 2018 amounted to between EUR 21.0 und 21.2 million. This represented a growth in revenues of approx. 76% compared to the previous year period, with product sales alone having increased by approximately 98%.

6.6	Governing bodies of Biofrontera AG

The Management Board of Biofrontera AG is currently composed of:

●	Prof. Dr. rer. nat. Hermann Lübbert (Chief Executive Officer / CEO),

●	Mr. Thomas Schaffer (Chief Financial Officer / CFO), and

●	Mr. Christoph Dünwald (Chief Operating Officer / COO).

According to its articles of incorporation, the Supervisory Board of Biofrontera AG is composed of six members, but currently only has the following five members:

●	Dr. Ulrich Granzer (Chairman),

●	Mr. Jürgen Baumann (Deputy Chairman),

●	Dr. John Borer,

●	Mr. Reinhard Eyring, and

●	Mr. Kevin Weber.

According to the appointment resolutions adopted by the shareholders’ meeting of Biofrontera AG on 31 May 2016, the term of office for all five Supervisory Board members will end once the shareholders’ meeting of Biofrontera AG, which resolves on the discharge of the Supervisory Board members for the fiscal year 2020, has ended.

As announced by Biofrontera AG on 27 March 2019 the Cologne Local Court (Amtsgericht) had dismissed Mr. Hansjörg Plaggemars as the sixth member of the Supervisory Board of Biofrontera AG in accordance with Section 103 (3) AktG for cause. The resolution had been issued on 22 March 2019 and had come to the knowledge of Biofrontera AG on 26 March 2019. In January 2019, the Supervisory Board of Biofrontera AG had filed an application with the Cologne Local Court to dismiss Mr. Plaggemars. The reason for the filing of the application had been the following: Mr. Plaggemars had submitted

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in November 2018 a written statement in his capacity as member of the Supervisory Board of Biofrontera AG in a proceeding pending at the Regional Court of Cologne (Landgericht), in which DELPHI Unternehmensberatung AG (“DELPHI”) had applied for the appointment of a special auditor pursuant to Section 142 (2) AktG. This legal proceeding had been initiated by DELPHI in January 2018. Deutsche Balaton AG had filed an identical motion in 2017. DELPHI indirectly held the majority of the shares in Deutsche Balaton AG. In January 2018, Mr. Plaggemars had been a member of the Management Board of DELPHI and a member of the Supervisory Board of Biofrontera AG. Solely the Supervisory Board of Biofrontera AG would have been authorized to issue a statement in November 2018, but not Mr. Plaggemars alone. In his statement, Mr. Plaggemars had also disclosed information which, in the opinion of the remaining members of the Supervisory Board, was subject to the secrecy of the deliberations of the Supervisory Board and of which DELPHI had gained knowledge by way of the statement. The dismissal resolution was effective immediately. However, an appeal could be filed within one month. In the case of a successful appeal, Mr. Plaggemars would be reinstated as a member of the Supervisory Board.

6.7	Persons acting in concert with the Target

The nine subsidiaries of Biofrontera AG listed in Annex 2 are deemed to be persons acting in concert with Biofrontera AG pursuant to Section 2 (5) sentences 2 and 3 WpÜG. To the Bidder’s knowledge, there are no other persons acting in concert with Biofrontera AG within the meaning of Section 2 (5) sentence 2 WpÜG.

6.8	Reasoned opinion of Management Board and Supervisory Board of Biofrontera AG

Pursuant to Section 27 (1) WpÜG, the Management Board and the Supervisory Board of Biofrontera AG are required to deliver a reasoned opinion on the Offer and to all changes to it. The Management Board and the Supervisory Board of Biofrontera AG have to publish this statement without undue delay after the transmission of this Offer Document and any changes to it by the Bidder pursuant to Section 14 (3) sentence 1 WpÜG.

6.9	Overview of lawsuits of Biofrontera AG

According to Biofrontera’s statements in its half-year financial report as of 30 June 2018 and the publications on its website, it is involved in the litigation described below:

–

Deutsche Balaton AG brought a lawsuit for rescission and nullity against the resolutions passed by Biofrontera’s annual general meeting on 24 May 2017 under agenda item 2 (resolution concerning the discharge of the Management Board members for the 2016 financial year) and agenda item 6 (resolution concerning adding a new section 7 (3b) to the company’s bylaws (Approved Capital II with the possibility to exclude subscription rights for fractional amounts and pursuant to Section 186 (3) Clause 4 of the German Stock Corporation Act (AktG))). The Cologne Regional Court rejected the lawsuit in December 2017.

According to the Bidder’s information, the Cologne Higher Regional Court amended the judgment of the Cologne Regional Court on appeal by Deutsche Balaton AG, ruling that the decision of the annual general meeting regarding the Authorized Capital II was invalid and an appeal on points of law would not be permitted. As Biofrontera AG has so far not announced that the appeal process has been concluded, the Bidder assumes that Biofrontera AG has filed a complaint against the denial of leave to appeal on points of law (Nichtzulassungsbescherde) with the Federal Court

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of Justice (Bundesgerichtshof). In this case the judgment of Cologne Higher Regional Court would not have entered into force.

–

According to the Target, Deutsche Balaton AG further filed a motion with the Cologne Regional Court for the appointment of a special auditor to have investigated, inter alia, contractual relationships with Maruho. The annual general meeting of 24 May 2017 declined to conduct such a special audit. Before the end of 2017, the Cologne Regional Court rejected the motion as impermissible. Deutsche Balaton AG lodged a complaint against this ruling. The Cologne Regional Court did not redress the complaint, noting that the motion was impermissible and unsubstantiated. The matter has now been submitted to the Cologne Higher Regional Court as the next instance.

–

DELPHI Unternehmensberatung AG submitted an identical special audit motion with the Cologne Regional Court in early 2018. According to the Target, DELPHI Unternehmensberatung AG holds a majority interest in Deutsche Balaton AG.

–

According to the Target, in June 2018, Biofrontera AG filed a lawsuit to the United States District Court for the Southern District of New York against Wilhelm Konrad Thomas Zours, Deutsche Balaton AG, DELPHI Unternehmensberatung AG, VV Beteiligungen AG, ABC Beteiligungen AG and Deutsche Balaton Biotech AG (together referred to as the “Balaton Defendants”). The lawsuit accuses the Balaton Defendants of offences against US securities acts, as well as incorrect and defamatory statements concerning the expertise of Biofrontera AG and its senior employees and directors and the legality of their activities, fraudulent and manipulative actions and practices in connection with the takeover offer of Deutsche Balaton Biotech AG for the shares of Biofrontera AG, as well as unauthorized involvement and incorrect, misleading and defamatory statements during the IPO of Biofrontera AG on NASDAQ in February 2018.

–

According to the Target, in March 2018, DUSA Pharmaceuticals Inc. (“DUSA”) brought a lawsuit against Biofrontera AG and all of its subsidiaries at the District Court of Massachusetts due to alleged infringement of its patents nos. 9,723,991 and 8,216,289. The sales of BF-RhodoLED(R) in the US would be affected. In July 2018, DUSA expanded the lawsuit, asserting misappropriation of business secrets by former employees who are now employed by Biofrontera AG, as well as illicit competition. Biofrontera AG regards the allegations as without substance and announced that it will defend itself.

On 27 December 2018, Biofrontera AG announced that DUSA had asked the District Court of Massachusetts in November 2018 to enter a preliminary injunction requiring Biofrontera to take certain action. In December 2018, the court largely rejected DUSA’s request. The court rejected DUSA’s request to collect and image computing devices from Biofrontera employees. The court also rejected DUSA’s request to order Biofrontera AG to stop contacting certain customers. According to the Target, Biofrontera AG may thus continue marketing and selling its products to all current and potential customers.

The court did order Biofrontera AG to stop using certain documents in its possession that appear to contain DUSA information. Before the court’s order, Biofrontera AG had already instructed employees shortly after litigation with DUSA began to stop using documents that appear to have originated at or were created by DUSA, if and to the extent that any of them had been using any such documents. According to Biofrontera AG, it was important to note that the court’s order was made on an interim basis, and was not a final decision on the merits. The case is still ongoing.

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Biofrontera AG has maintained that none of the documents identified in the case contain DUSA confidential information or DUSA trade secrets. According to the Target, the documents identified are also not vital to Biofrontera AG’s ongoing operations or to its strategic growth. Biofrontera AG stated that it would continue to vigorously defend itself against DUSA’s allegations.

–

According to the Target, Biofrontera Inc., a wholly-owned subsidiary of Biofrontera AG, brought a lawsuit in July 2018 alleging unfair competition and market manipulation against DUSA at the Orange County Superior Court in the US Federal State of California. The lawsuit includes the allegation that DUSA provides excessive free product samples to physicians to offset their purchasing costs, in violation of US federal law. The lawsuit also alleges that DUSA has created an elaborate Average Sales Price scheme to inflate DUSA’s product’s profitability in violation of state law, and that DUSA has improperly interfered with Biofrontera AG’s relationships with one or more dermatology groups in violation of state law. The lawsuit seeks loss compensation and injunctive reliefs against DUSA.

–

According to the Target, on August 7, 2018, Deutsche Balaton AG filed a claim for rescission and annulment, as well as a positive declaratory action with regard to certain resolutions of Biofrontera AG’s annual general meeting held on 11 July 2018. The claim concerns the following agenda items:

●

Item 4 (Elections to the Supervisory Board): For this purpose, the counter-motion of Deutsche Balaton AG had been rejected to elect Mark Sippel as successor for Mark Reeth to the Supervisory Board with effect from the end of the annual general meeting on 11 July, 2018, with the condition that his term of office ends at the end of the annual general meeting that resolves the ratification of the fiscal year ending on 31 December, 2020.

●

Item 8 (Performance of a special audit on the circumstances of the cooperation with the (indirect) major shareholder Maruho Co. Ltd. and its affiliated companies): For this purpose, the supplementary motion by Deutsche Balaton AG had been rejected to appoint lawyer Dr. Thomas Heidel, Meilicke Hoffmann & Partner Rechtsanwälte Steuerberater mbB, Poppelsdorfer Allee 114, 53115 Bonn, as special auditor for the cooperation between Biofrontera AG and (indirect) major shareholder Maruho Co. Ltd. or associated companies in the years 2016 and 2017 pursuant to Section 142 (1) AktG.

●

Item 9 (Decision on the assertion of compensation claims against the Management Board members Prof. Dr. Lübbert and Schaffer and against Maruho Deutschland GmbH and Maruho Co. Ltd. pursuant to Section 147 (1) AktG and appointment of a Special Representative to assert these claims pursuant to Section 147 (2) AktG): For this purpose, the supplementary motion of Deutsche Balaton AG had been rejected to assert claims for compensation of the damages incurred by Biofrontera AG through the cooperation agreement with Maruho Co Ltd. 1-5-22 Nakatsu, Kitaku, Osaka, Japan, against the Management Board members Prof. Dr. Herrmann Lübbert and Thomas Schaffer, against Maruho Deutschland GmbH and against Maruho Co. Ltd.

●

Item 10 (Performance of a special audit on the circumstances of the capital increase at the beginning of 2018 and the associated US listing): For this purpose, Deutsche Balaton AG’s supplementary motion had been rejected to appoint attorney Dr. Thomas Heidel, Meilicke Hoffmann & Partner Rechtsanwälte Steuerberater mbB, Poppelsdorfer Allee 114, 53115 Bonn, as special auditor with regard to the circumstances of the capital increase carried out at the beginning of 2018 and the associated listing of ADSs in the US.

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●

Item 11 (Decision on the assertion of compensation claims against the Management Board members Prof. Dr. Lübbert and Schaffer, against the Supervisory Board member Dr. John Borer as well as against Maruho Deutschland GmbH and Maruho Co., Ltd. pursuant to Section 147 (1) AktG and appointment of a Special Representative to assert these claims pursuant to Section 147 (2) AktG due to the circumstances of the capital increase in February 2018, accompanied by the US listing and the US share placement): For this purpose, the supplementary motion of Deutsche Balaton AG had been rejected to assert claims against the members of the Management Board Prof. Dr. Herrmann Lübbert and Thomas Schaffer, the Supervisory Board member Dr. John Borer and Maruho Deutschland GmbH pursuant to Section 147 (1) AktG for compensation of Biofrontera AG by the illegitimate and improper execution of the capital increase pursuant to the resolution of January 29, 2018 and the associated US listing.

Deutsche Balaton AG’s claim is directed against the effectiveness of the decisions taken and is also aimed at making the decisions that have been rejected effective by means of a positive decision.

Biofrontera AG announced on 13 December 2018 that the “Legal opinion on questions relating to the 2018 capital increase (including US IPO and listing) of Biofrontera Aktiengesellschaft, Leverkusen” of 10 December 2018 prepared by Prof. Dr. Krieger, partner at renowned law firm Hengeler Mueller, and commissioned by Biofrontera AG in consultation with Deutsche Schutzvereinigung für Wertpapierbesetz e.V. (DSW) came to the conclusion that the allegations that the capital increase of Biofrontera AG in February 2018 was not lawfully carried out were incorrect.

Insofar as the lawsuits listed above also concern the Bidder and Maruho, the Bidder and Maruho consider the allegations against them to be fabricated. They are not consistent with the facts, have no legal basis whatsoever and are therefore unfounded. The Bidder and Maruho are convinced that the courts dealing with the proceedings will arrive at corresponding findings.

7.	ECONOMIC AND STRATEGIC BACKGROUND OF THE ACQUISITION OFFER

The Bidder and Maruho have already been involved with Biofrontera AG for several years as a strategic, long-term shareholder. The Bidder and Maruho see themselves as long-term partners of Biofrontera AG and guarantors of stability, which will encourage Biofrontera AG to concentrate on its development activities and operative business, to continue its successful course of the past several years and to tap its full potential for innovation in the interest of the Target and all shareholders. The agreed and planned research cooperations (cf. Section 5.6 of this Offer Document) between Maruho and Biofrontera AG are aimed at combining the innovative strength and existing know-how of the two companies in the area of dermatology in order to develop new innovative products and to contribute to the growth of both companies.

With this Acquisition Offer, the Bidder and Maruho intend to increase their shareholding from currently approx. 20.31% to a total of up to 29.99% of the share capital of and the voting rights in Biofrontera AG. With this increase, the Bidder and Maruho stress that they are convinced of Biofrontera AG’s business strategy, its innovative capabilities and further positive development. At the same time, by increasing their shareholding, the Bidder and Maruho intend to lend further stability to the Target. As a shareholder with a long-term orientation, which has expert knowledge of pharmaceutics, many years of

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experience in dermatology and the necessary market expertise, the Bidder and Maruho will assist the further development of Biofrontera AG constructively, calmly and with a sense of proportion, thus allowing the Target to develop further and tap its full potential for growth. The Bidder and Maruho intend to exercise their voting rights in the shareholders’ meeting of Biofrontera AG as they have to date, with this orientation.

With this Acquisition Offer, the Bidder and Maruho do not intend to increase their shareholding beyond 29.99% of the share capital and the voting rights in Biofrontera AG. Thus, this Acquisition Offer is not directed at the acquisition of control over Biofrontera AG. The Bidder and Maruho are convinced that Biofrontera AG’s strength lies in its autonomy, and they intend to support, promote and assist the further development of the company as a strategic partner.

8.	THE BIDDER’S AND MARUHO’S INTENTIONS WITH REGARD TO THE FUTURE BUSINESS ACTIVITY OF BIOFRONTERA AG AND THE BIDDER

All forward-looking statements of the Bidder and Maruho contained in this Section 8 are made as of the date of the publication of this Offer Document and may be subject to changes in the future. The Bidder will only update this Offer Document if and to the extent required by the WpÜG (cf. Section 2.3 and 2.4 of this Offer Document).

8.1	Future business activities, use of the assets and future obligations

With this Acquisition Offer, the Bidder and Maruho intend to increase their shareholding from currently approx. 20.31% to a total of up to 29.99% of the share capital of and the voting rights in Biofrontera AG and to further act as a strategic partner to the Target. It has always been and still is the intention of the Bidder and Maruho going forward that Biofrontera AG remains an independent company, retains its business activities and develops them further either independently or by means of suitable cooperations with Maruho. The Bidder has no intention of acquiring control over Biofrontera AG or exerting any influence on its business activity or financial policies that goes beyond the exercise of the Bidder’s shareholder rights or further expansion of business relations with Biofrontera AG in the interest of both companies. Nor do the Bidder and Maruho have any intention to endeavour to cause the Biofrontera Group to sell parts of its assets.

In relation to the future obligations of the Target the following has to be considered: As described in Section 5.6 of this Offer Document, Maruho and Biofrontera AG signed an agreement on 19 March 2019 to continue the expired research cooperation regarding branded generics. There are also plans to enter into a cooperation regarding the research and development of further indications for Ameluz(R) for the treatment of acne on the basis of the non-binding term sheet that was also signed on 19 March 2019. The Bidder and Maruho also intend to examine future possibilities for a further cooperation with Biofrontera AG for their mutual benefit and on an arm’s length basis, and enter into them as appropriate. They are convinced that such cooperations are in the best interest of both companies, as they combine the strengths of both companies, enabling future innovation and growth. This positive development will benefit the companies’ patients and customers as well as the Biofrontera-Shareholders and employees of both companies. Beyond that the Bidder and Maruho have no intentions as regards future obligations of the Target.

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8.2	Management Board and Supervisory Board of Biofrontera AG

The Bidder and Maruho are of the opinion that the current members of the Management Board of Biofrontera AG, Prof. Dr. rer. nat. Hermann Lübbert (Chief Executive Officer / CEO), Mr. Thomas Schaffer (Chief Financial Officer / CFO) and Mr. Christoph Dünwald (Chief Operating Officer / COO), have made considerable contributions to Biofrontera AG’s entrepreneurial success so far. The Bidder and Maruho will continue to support the members of the Management Board in their work for Biofrontera AG and do not intend to cause or support any changes to be made with regard to the size or composition of the Management Board of Biofrontera AG.

The Acquisition Offer will not have any effects on the size and composition of the Supervisory Board of Biofrontera AG. According to its articles, the Supervisory Board of Biofrontera AG has six members. Neither the Bidder nor Maruho have any personal or business relationship with members of the Supervisory Board. The Bidder and Maruho do not intend to cause any changes to the size or composition of the Supervisory Board. The Bidder and Maruho may, however, seek to propose suitable candidates for membership in the Supervisory Board in a number proportionate to the size of their shareholding.

After the consummation of this Offer, the Bidder and Maruho will in any case continue their constructive and trusting dialogue with the members of the Management Board and the members of the Supervisory Board of Biofrontera AG.

8.3	Registered office and location of essential parts of the company

The Bidder and Maruho have no intention of relocating or abandoning the registered offices of the individual companies of the Biofrontera Group or the individual locations of essential parts of the company.

8.4	Employees of Biofrontera AG and its subsidiaries, employment terms and employee representation of the Biofrontera Group

The Bidder and Maruho are convinced of the high qualifications as well as the exceptional importance of the employees for the entrepreneurial success of Biofrontera AG. The Bidder and Maruho have complete confidence in the employees’ abilities, commitment and loyalty to Biofrontera AG. Maruho has always greatly appreciated the consistently pleasant collaboration with the employees of the Biofrontera Group in the course of past and present research cooperations. The Bidder and Maruho have no intentions with regard to the employees or employee representation of the Biofrontera Group, nor do they intend to make any essential changes in their employment terms.

8.5	Structural measures

The Bidder and Maruho do not intend to either implement or support any structural measures of the Target (squeeze-out, conclusion of enterprise agreements, delisting, transformation measures, etc.).

8.6	Intentions with regard to the future business activity of the Bidder and Maruho

Unless otherwise stated in Section 5.5, 5.6 and this Section 8 of this Offer Document, the Bidder and Maruho do not intend to make any changes or take any measures in connection with the Offer in relation to the Bidder and Maruho as regards (i) the registered office and location of essential parts of the company, (ii) the use of assets, (iii) future obligations, (iv) the employees, their representation or their terms

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of employment, or (v) the members of the governing bodies. The effects of the implementation of this Acquisition Offer on the Bidder and Maruho are described in Section 13 of this Offer Document.

9.	EXPLANATION OF THE DETERMINATION OF THE CONSIDERATION (OFFER PRICE)

The Offer Price per Biofrontera-Share is EUR 6.60.

9.1	No applicability of the minimum price provisions of the WpÜG

The Offer contained in this Offer Document is neither a takeover offer aiming at obtaining control within the meaning of the WpÜG (i.e. at least 30% of the voting rights attached to Biofrontera-Shares) nor a mandatory offer triggered by an acquisition of control, but rather a voluntary public acquisition offer pursuant to Sections 10 et seq. WpÜG in the form of a partial offer with the aim to increase the Bidder’s existing shareholding in Biofrontera AG by up a total of to 4,322,530 Biofrontera-Shares. Therefore, for purposes of determining the appropriate consideration for such an offer, no minimum price is mandated by the WpÜG.

9.2	Comparison with historical stock market prices

The Offer Price of EUR 6.60 contains a significant and attractive premium for the accepting Biofrontera-Shareholders in comparison to the following reference values:

●

approx. 16.61% on the closing price[3] for Biofrontera-Shares in the electronic trading system XETRA on the Frankfurt Stock Exchange on 1 April 2019, the day before the publication of the Bidder’s decision to make the Offer pursuant to Section 10 (1) sentence 1 WpÜG;

●

approx. 15.79% on the weighted average stock market price for Biofrontera-Shares notified by the BaFin via telefax dated 10 April 2019 over the last three months prior to 1 April 2019 as the day of the publication of the Bidder’s decision to make the Offer pursuant to Section 10 (1) sentence 1 WpÜG;

●

approx. 17.23% on the volume-weighted average stock market price[4] for Biofrontera-Shares over the last six months prior to 1 April 2019 as the day of the publication of the Bidder’s decision to make the Offer pursuant to Section 10 (1) sentence 1 WpÜG;

●

approx. 15.18% on the volume-weighted average stock market price[5] for Biofrontera-Shares over the last twelve months prior to 1 April 2019 as the day of the publication of the Bidder’s decision to make the Offer pursuant to Section 10 (1) sentence 1 WpÜG.

When determining the Offer Price of EUR 6.60, the Bidder has considered the aforementioned historical stock market prices with the aim that the Offer Price shall (i) contain a premium of approximately 15% to 17% on the relevant reference values and (ii) represent a round figure.

[3]	Closing price taken from the Frankfurt Stock Exchange (http://en.boerse-frankfurt.de).
[4]	Calculation based on the stock market prices taken from Bloomberg (http://www.bloomberg.com).
[5]	Calculation based on the stock market prices taken from Bloomberg (http://www.bloomberg.com).

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In addition to the aforementioned comparisons to historical stock market prices, the Bidder has not applied any further valuation methods to determine the Offer Price. In the context of an acquisition offer, a comparison of the Offer Price with the price that could be obtained on the stock exchange is, in the Bidder’s opinion, an appropriate and effective standard for evaluating the appropriateness of the Offer Price, since Biofrontera-Shareholders were and are able to sell their Biofrontera-Shares on the stock exchange. The provisions in Section 31 (1) WpÜG and Sections 3 et seq. WpÜG Offer Ordinance stipulating minimum prices for takeover offers and mandatory offers within the meaning of the WpÜG indicate that the legislator has attributed a decisive role to the stock exchange price in determining the consideration. The Bidder therefore considers the use of this valuation method to be sensible for this Offer as well and believes that the Offer Price is appropriate in view of the fact that it by far exceeds the stock market price based statutory minimum price.

10.	REQUIREMENT AND STATUS OF OFFICIAL APPROVALS AND PROCEEDINGS

10.1	No competition law or foreign trade law clearance

This Acquisition Offer and the agreements arising as a result of its acceptance do not require any competition law or foreign trade law clearance.

10.2	Approval of the publication of the Offer Document

The BaFin approved the publication of this Offer Document on 12. April 2019.

11.	ACCEPTANCE AND SETTLEMENT OF THE OFFER

Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer. Holders of Biofrontera-ADS should therefore additionally pay attention to Section 21 of the Offer Document, which contains information on the conversion of Biofrontera-ADS to Biofrontera-Shares.

11.1	Central Settlement Agent

The Bidder has hired B. Metzler seel. Sohn & Co. KGaA with registered office in Frankfurt am Main as settlement agent to perform the technical implementation and settlement of this Offer (the “Central Settlement Agent”).

11.2	Acceptance of the Offer within the Acceptance Period

Those Biofrontera-Shareholders who want to accept the Offer should contact their Custodian Bank with any questions they have about accepting the Offer and its technical handling. The Custodian Bank has been separately informed about handling the acceptance and settlement of the Offer, and is expected to inform customers holding Biofrontera-Shares in their securities account about the Offer and the steps required to accept it.

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11.2.1.	Declaration of acceptance and re-booking of the shares

Biofrontera-Shareholders can only effectively accept this Offer during the Acceptance Period by taking the following steps within the Acceptance Period:

(a)	declaring in writing their acceptance of the Acquisition Offer to their respective Custodian Bank (the “Declaration of Acceptance”), and

(b)

instructing their Custodian Bank to undertake the re-booking of the Biofrontera-Shares in their securities account for which they want to accept the Acquisition Offer (the “Tendered Biofrontera-Shares”) to ISIN DE000A2TSHY1 with Clearstream Banking AG.

The Declaration of Acceptance only becomes effective if the Tendered Biofrontera-Shares have been timely re-booked to ISIN DE000A2TSHY1 with Clearstream Banking AG. The Custodian Banks shall arrange these re-bookings without undue delay after receiving the Declaration of Acceptance. If the Declaration of Acceptance was properly declared to the Custodian Bank within the Acceptance Period (receipt by the Custodian Bank is decisive), the corresponding re-booking of the Tendered Biofrontera-Shares with Clearstream Banking AG will be considered timely if the re-booking is effected at the latest by 18:00 hrs (CET) on the second Banking Day (inclusive) after expiration of the Acceptance Period, i.e. most likely on 22 May 2019, 18:00 hrs (CET).

Declarations of Acceptance not received by the respective Custodian Bank within the Acceptance Period, or those incorrectly or incompletely filled out, shall not be considered as acceptance of the Offer and do not entitle the respective Biofrontera-Shareholder to receive the consideration. Neither the Bidder nor persons acting for it are obligated to notify the respective Biofrontera-Shareholder of any shortcomings or mistakes in the Declaration of Acceptance, and bear no liability if such notification is not made.

Only the shares re-booked to ISIN DE000A2TSHY1 shall be considered Tendered Biofrontera-Shares for the Central Settlement Agent, which was hired by the Bidder to perform the technical implementation of this Acquisition Offer.

The Offer is only for Biofrontera-Shares. It is not for Biofrontera-ADS that represent Biofrontera-Shares and are possibly secured by ADRs (cf. Section 6.4 of this Offer Document). Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of this Offer (cf. also Section 21 of this Offer Document).

11.2.2.	Declarations and representations in connection with the acceptance of the Offer

By accepting the Offer in accordance with Section 11.2.1 of this Offer Document, the accepting Biofrontera-Shareholders make the following declarations and representations:

(a)	The accepting Biofrontera-Shareholders instruct their respective Custodian Bank and any sub-custodians of the Tendered Biofrontera-Shares, and authorize them to:

(aa)

first leave the Biofrontera-Shares for which the Offer is to be accepted in the securities account of the accepting Biofrontera-Shareholder, but cause the re-booking to ISIN DE000A2TSHY1 with Clearstream Banking AG;

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(bb)

instruct and authorize Clearstream Banking AG, taking into account the pro rata allocation in case of an Oversubscription of the Offer pursuant to Section 11.6 of this Offer Document, to make the Tendered Biofrontera-Shares (ISIN DE000A2TSHY1) available after expiration of the Acceptance Period to the Central Settlement Agent in its securities account with Clearstream Banking AG for transfer to the Bidder;

(cc)

instruct and authorize Clearstream Banking AG, taking into account the pro rata allocation in case of an Oversubscription of the Offer pursuant to Section 11.6 of this Offer Document, to transfer the Tendered Biofrontera-Shares, in each case including all rights associated with them at the time of settlement, to the Bidder simultaneously (Zug um Zug) with the payment of the Offer Price for the respective Tendered Biofrontera-Shares to the account of the respective Custodian Bank with Clearstream Banking AG in accordance with the provisions of the Acquisition Offer;

(dd)

instruct and authorize any sub-custodians of the relevant Tendered Biofrontera-Shares, as well as Clearstream Banking AG, to make available to the Bidder or the Central Settlement Agent for the Acquisition Offer all information required for declarations and publications of the Bidder under the WpÜG, in particular to communicate the number of Biofrontera-Shares re-booked into ISIN DE000A2TSHY1 on each trading day during the Acceptance Period; and

(ee)	forward the Declaration of Acceptance to the Central Settlement Agent for the Acquisition Offer upon request.

(b)

The accepting Biofrontera-Shareholders instruct and authorize their respective Custodian Bank and the Central Settlement Agent, in each case with exemption from the prohibition on self-contracting pursuant to Section 181 German Civil Code (Bürgerliches Gesetzbuch – BGB), to undertake all actions necessary or useful for processing the Acquisition Offer in accordance with this Offer Document, and issue and accept declarations, and in particular to effect the transfer of the ownership of the Tendered Biofrontera-Shares to the Bidder.

(c)	The accepting Biofrontera-Shareholders declare that

(aa)

they accept the Offer for all Biofrontera-Shares located in their securities account with the Custodian Bank at the time of the Declaration of Acceptance of the Offer, unless expressly specified otherwise in writing in the Declaration of Acceptance;

(bb)

subject to a mere pro rata allocation pursuant to Section 19 WpÜG in case of an Oversubscription of the Offer pursuant to Section 11.6 of this Offer Document, they will transfer their Tendered Biofrontera-Shares after expiration of the Acceptance Period to the Bidder simultaneously (Zug um Zug) with the payment of the Offer Price to the account of the respective Custodian Bank with Clearstream Banking AG; and

(cc)	at the time of transfer of ownership to the Bidder, the Biofrontera-Shares for which they accept the Offer are their exclusive property and are free of rights and claims of third parties.

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The instructions, declarations, orders, powers of attorney and authorizations specified in Section 11.2.2. lit (a) to (c) of this Offer Document are granted irrevocably by the accepting Biofrontera-Shareholders in the interest of a smooth and rapid processing of the Acquisition Offer. They do not lapse until effective withdrawal from the agreement entered into by acceptance of the Acquisition Offer under Section 15 of this Offer Document.

11.2.3.	Legal consequences of acceptance

By accepting this Offer, and subject to a mere pro rata allocation in case of an Oversubscription of the Offer pursuant to Section 11.6 of this Offer Document, the accepting Biofrontera-Shareholder enters into an agreement with the Bidder on the sale and transfer of the Tendered Biofrontera-Shares in accordance with the provisions of this Offer Document. This Agreement is subject to German law. With the transfer of ownership in the Tendered Biofrontera-Shares, all ancillary rights (including the rights to dividends) at this time transfer to the Bidder. In addition, each Biofrontera-Shareholder accepting the Offer irrevocably makes the declarations and representations referred to in Section 11.2.2 , and gives the instructions, orders and authorizations referred to in Section 11.2.2 .

11.3	No stock exchange trading with Tendered Biofrontera-Shares

No stock exchange trading is intended with Tendered Biofrontera-Shares (ISIN DE000A2TSHY1) which are tendered during the Acceptance Period.

Biofrontera-Shares in respect of which the Offer has not or has not yet been accepted will continue to be able to be traded during the Acceptance Period on the regulated market of the Frankfurt Stock Exchange (Prime Standard) under ISIN DE0006046113 (WKN 604611) as well as on the regulated market of the Düsseldorf Exchange and on the open market (Freiverkehr) of the stock exchanges in Berlin, Hamburg, Munich and Stuttgart.

11.4	Costs of acceptance

The acceptance of the Offer through a Custodian Bank with registered office in Germany (including a German branch of a foreign Custodian Bank) is free of costs and fees for the Biofrontera-Shareholders, with the exception of the costs for transmitting the Declaration of Acceptance to the respective Custodian Bank. Fees, costs and expenses of foreign Custodian Banks shall be borne by the Biofrontera-Shareholder himself who accepts this Offer, as well as foreign stock market taxes, value added taxes or stamp duties possibly resulting from the acceptance of the Offer.

11.5	Settlement of the Offer and payment of the purchase price in the event of acceptance within the Acceptance Period

The Central Settlement Agent will, taking into consideration the pro rata allocation in case of an Oversubscription of the Offer pursuant to Section 11.6 of this Offer Document, transfer the Tendered Biofrontera-Shares for which this Offer has been effectively accepted within the Acceptance Period to the Bidder simultaneously (Zug um Zug) with the payment of the Offer Price to the account of the respective Custodian Bank with Clearstream Banking AG. This transfer will take place without undue delay after the Tendered Biofrontera-Shares have been made available to the Central Settlement Agent for the Offer as specified by Sections 11.2.1 and 11.2.2 of this Offer Document, i.e. most likely five Banking Days but no later than seven Banking Days after expiration of the Acceptance Period.

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With the credit entry of the relevant Offer Price owed to the account of the respective Custodian Bank with Clearstream Banking AG, the Bidder has fulfilled the obligation to pay the Offer Price to the respective Biofrontera-Shareholder. It is the responsibility of the respective Custodian Bank to credit the relevant Offer Price owed to the account of the accepting Biofrontera-Shareholder.

11.6	Pro rata allocation and reversal should the Offer be oversubscribed

The present Acquisition Offer is a partial offer and is limited to the acquisition of up to a total of 4,322,530 Biofrontera-Shares. This corresponds to approximately 9.68% of the share capital and the voting rights in Biofrontera AG registered in the commercial register at the date of the publication of this Offer Document.

If and to the extent that in the course of this Offer Declarations of Acceptance are submitted by Biofrontera-Shareholders for more than the 4,322,530 Biofrontera-Shares which are the subject of this Offer and the number of the Tendered Biofrontera-Shares therefore exceeds 4,322,530 (“Oversubscription”), the Declarations of Acceptance will be considered on a pro rata basis within the meaning of Section 19 WpÜG. This means that the Declarations of Acceptance will be considered in the ratio of the total number of Biofrontera-Shares which are the subject of this Offer (4,322,530 Biofrontera-Shares) to the total number of the Biofrontera-Shares tendered. Should this pro rata consideration produce fractions, there will be a rounding down to the next whole number in all cases.

Example calculation of allocation on a pro rata basis:

Declarations of Acceptance are submitted for 8,645,060 Biofrontera-Shares. This means that the Offer is oversubscribed twice relative to the 4,322,530 Biofrontera-Shares which are the subject of this Offer. The Declarations of Acceptance of the Biofrontera-Shareholders who have accepted the Offer will be accepted in the ratio of the 4,322,530 Biofrontera-Shares to the total number of Biofrontera-Shares for which Declarations of Acceptance have been submitted (i.e. 8,645,060 shares in this example). In this hypothetical calculation, the allocation ratio would be 50% (4,322,530 divided by 8,645,060). A Biofrontera-Shareholder who had accepted the Offer for 2,000 Biofrontera-Shares would be allocated 1,000 Biofrontera-Shares through pro rata allocation (2,000 Biofrontera-Shares x 4,322,530 Biofrontera-Shares / 8,645,060 Biofrontera-Shares = 1,000 Biofrontera-Shares).

A Biofrontera-Shareholder who had accepted the Offer for 87 Biofrontera-Shares would be allocated 43 Biofrontera-Shares through pro rata allocation (87 Biofrontera-Shares x 4,322,530 Biofrontera-Shares / 8,645,060 Biofrontera-Shares = 43.5 Biofrontera-Shares, rounded down to 43 Biofrontera-Shares).

In case of an Oversubscription of the Offer at the end of the Acceptance Period, the Acquisition Offer will not be implemented with respect to such Tendered Biofrontera-Shares that are not considered after pro rata allocation has taken place and therefore represent a surplus of Biofrontera-Shares (the “Surplus Biofrontera-Shares”). The Bidder is under no obligation to acquire and pay the Offer Price for the Surplus Biofrontera-Shares. The agreements entered into in relation to the Surplus Biofrontera-Shares by accepting this Acquisition Offer will not take effect and the ownership in the Surplus Biofrontera-Shares will not transfer to the Bidder. Clearstream Banking AG will instead arrange for the re-booking of the Surplus Biofrontera-Shares to the original ISIN DE0006046113 (WKN 604611). The re-booking process will take place without undue delay after conclusion of the pro rata allocation, most likely three banking days, but no later than six banking days after the expiration of the Acceptance Period.

Once this re-booking process has taken place, the Surplus Biofrontera-Shares can again be traded under their original ISIN DE0006046113 (WKN 604611). This reversal is free of charge for Biofrontera-

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Shareholders who hold their Biofrontera-Shares in a securities account at a Custodian Bank with registered office in Germany (including a German branch of a foreign Custodian Bank). However, any foreign taxes or fees, costs and expenses of foreign Custodian Banks that have no securities deposit relationship with Clearstream Banking AG must be borne by the respective Biofrontera-Shareholders.

12.	FINANCING

12.1	Financing need

The total number of shares issued by Biofrontera AG is currently 44,632,674.

If the Offer is accepted for the total of 4,322,530 Biofrontera-Shares, i.e., for all Biofrontera-Shares which are the subject of this partial Acquisition Offer, the Bidder’s maximum payment obligation to the accepting Biofrontera-Shareholders based on this Offer would amount to a total of EUR 28,528,698 (as derived by multiplying the Offer Price of EUR 6.60 per Biofrontera-Share by 4,322,530 Biofrontera-Shares). In addition, in connection with the Offer and its consummation (including costs, fees and expenses for the implementation), the Bidder will incur transaction costs which are not expected to exceed an amount of approximately EUR 700,000.

The total costs for the acquisition of all Biofrontera-Shares, which are the subject of this partial acquisition offer, i.e., the costs for the acquisition of the 4,322,530 Biofrontera-Shares plus the further transaction costs of approximately EUR 700,000, are expected to amount to approximately EUR 29,228,698 (“Required Funds”).

12.2	Financing measures

The Bidder has taken all necessary measures to ensure that it will have the Required Funds available when the consideration for the Offer is due. On the due date, the Bidder will satisfy the claims resulting from the acceptance of the Offer with funds, which have been provided to it by Maruho in cash as contribution into its capital reserves specifically for the purposes of the Offer. To this end, Maruho provided the Bidder with cash in the amount of the Required Funds by way of transfer to a separate account at the Central Settlement Agent prior to the publication of this Offer Document on 28 March 2019.

12.3	Confirmation of financing

B. Metzler seel. Sohn & Co. KGaA based in Frankfurt am Main, an investment services provider independent of the Bidder, has issued the necessary financing confirmation, attached as Annex 3, in accordance with Section 13 (1) WpÜG.

13.	EFFECTS ON THE ASSETS AND LIABILITIES, FINANCIAL POSITION, AND RESULTS OF OPERATIONS OF THE BIDDER AND THE MARUHO GROUP

All information contained in this Section 13 with regard to the Bidder and the Maruho Group, in which the Bidder is included, as well as opinions and forward-looking statements are based on the assumption that the Bidder will acquire the maximum amount of 4,322,530 Biofrontera-Shares, which are the subject of this Offer.

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13.1	General comments

To estimate the likely effects of the Acquisition Offer on the assets and liabilities, financial position, and results of operations of the Bidder and the Maruho Group, the Bidder has made a preliminary and unaudited assessment of the balance sheet situation which the Bidder and the Maruho Group would have had in the event of a successful completion of this Acquisition Offer as of 30 September 2018. Sections 13.4 and 13.5 contain a description of the effects of the consummation of this Offer on the adopted annual financial statement of the Bidder as of 30 September 2018 and the audited consolidated financial statement of Maruho as of 30 September 2018.

13.2	Starting point

As described in Section 12 of this Offer Document, Maruho provided the Bidder with sufficient funding in the form of equity by a contribution to the capital reserve to finance the Required Funds for the acquisition of the 4,322,530 Biofrontera-Shares, which are the subject of this Offer, and the transaction costs.

13.3	Assumptions and reservations

The information, opinions and forward-looking statements contained in this Section 13, as well as the following explanations with respect to the anticipated effects of a successful Offer on the assets and liabilities, financial position, and results of operations of the Bidder and Maruho, are based on the following assumptions:

●

In the course of this Acquisition Offer, the Bidder acquires a total of 4,322,530 Biofrontera-Shares, i.e., all Biofrontera-Shares which are the subject of this Offer, at an Offer Price of EUR 6.60 per Biofrontera-Share against payment of a total consideration of EUR 28,528,698.

●	The transaction costs, including other incidental acquisition costs totalling around EUR 700,000, shall be eligible for capitalization.

The Bidder points out that the effects of the Acquisition Offer on the future assets and liabilities, financial position, and results of operations of the Bidder and Maruho cannot presently be precisely predicted. The reasons for this are in particular as follows:

●

The final costs of the Acquisition Offer can only be determined after the Acquisition Offer has been consummated and the final number of Biofrontera-Shares for which the Offer has been accepted is known.

●

Since the Bidder does its accounting in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch - HGB), Maruho does its accounting according to Japanese generally accepted accounting principles (“Japanese GAAP”) and Biofrontera AG does its accounting according to International Financial Reporting Standards (“IFRS”), their financial statements are based on different accounting and valuation methods and accounting guidelines. The Bidder is not able to quantify the effects of these differences. Therefore, these effects have not been taken into account.

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13.4	Effects on the Bidder’s financial statement

Assets and liabilities and financial position

The Bidder draws up its individual financial statement in accordance with the accounting provisions of the HGB. The Bidder’s fiscal year ends on 30 September.

The acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, would, on the basis of the HGB, probably have the following effects on the assets and liabilities, financial position and results of operations of the Bidder, in each case compared with the assets and liabilities, financial position and results of operations of the Bidder at the date of the publication of this Offer Document:

Simplified individual balance sheet of the Bidder

Maruho Deutschland GmbH				Changes	Bidder
30.09.2018	Bidder	Financing	Bidder	due to	after
	prior to	through	after	execution	execution
	Offer	Equity	Financing	of Offer	of Offer
Assets	kEUR	kEUR	kEUR	kEUR	kEUR
Fixed assets	67		67		67
Investments	39.334		39.334	29.229	68.563
Receivables and
Other assets	812		812		812
Liquid funds and cash	417	29.229	29.646	-29.229	417
	40.630	29.229	69.859	0	69.859

Liabilities	kEUR	kEUR	kEUR	kEUR	kEUR
Equity
Share capital	50		50		50
Capital reserves	40.232	29.229	69.461		69.461
Profit carried forward	122		122		122
Net income	63		63		63
Accruals and provisions	144		144		144
Liabilities	19		19		19
	40.630	29.229	69.859	0	69.859

In the assessment of the Bidder, the assumed acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, within the framework of the Acquisition Offer would have the following effects on the balance sheet:

●	As a result of the acquisition of the Biofrontera-Shares, investments (equity interests) are expected to increase from kEUR 39,334 by kEUR 29,229 to approximately kEUR 68,563.

●	The bidder’s liquid funds remain unchanged since the inflow comprising the Required Funds is outflowing in an equal amount for the acquisition of the Biofrontera-Shares.

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●	Consequently, the assets are expected to rise from kEUR 40,630 by kEUR 29,229 to approximately kEUR 69,859.

●	As a consequence of Maruho’s capital contribution, the equity is expected to rise from kEUR 40,467 by kEUR 29,229 to approximately kEUR 69,696.

Expected effects of the assumed acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, on the Bidder’s profit and loss statement for the period from 1 October 2017 to 30 September 2018:

●	The Bidder expects that, as in the previous fiscal years, Biofrontera AG will not be paying any dividends in the short to medium term.

●	Due to the complete financing through equity, the Bidder will not have to make any interest payments on the funds required for the acquisition.

●	Assuming that the transaction costs and other incidental acquisition costs specified in Section 13.3 of this Offer Document are capitalized, there will be no effects on the results of the Bidder.

●

The Biofrontera-Shares will be valued in accordance with the strict lowest value principle as at the annual balance sheet date of 30 September 2019. If the stock market price is less than the Offer Price of EUR 6.60, a corresponding devaluation must be booked. However, no devaluation is booked for tax purposes.

13.5	Effects on Maruho’s consolidated financial statement

The following calculations are based on Maruho’s consolidated financial statement for the period from 1 October 2017 to 30 September 2018. This period represents the most current published financial data for Maruho. The consolidated financial statement was prepared in accordance with Japanese GAAP. Since all of the financial information included in Maruho‘s consolidated financial statement is expressed in JPY, these results have been converted to EUR by applying the appropriate exchange rates. For the conversion of Maruho’s balance sheet and profit and loss statement as of 30 September 2018, the daily average exchange rate6 as of 30 September 2018, i.e., approx. JPY 131.23 to EUR 1, has been applied. The financial data of Biofrontera AG for the period between 1 October 2017 and 30 September 2018 are contained in the quarterly statement of Biofrontera AG as of 30 September 2017, the annual report of Biofrontera AG as of 31 December 2017 and the quarterly statement of Biofrontera AG as of 30 September 2018 , which were prepared in accordance with IFRS as adopted by the European Union.

The exact effect of the additional acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, on Maruho’s future financial statements cannot be reliably predicted as of today. The reasons for this are, inter alia, the different accounting standards which are applied by the two companies for the preparation of their financial statements (cf. Section 13.3 of this Offer Document), the fact that an allocation of the consideration cannot be reasonably made at present (and is, therefore, not considered in this calculation) and the uncertainty about the future development of the exchange rate between JPY and EUR.

[6]	Exchange rates taken from the European Central Bank (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html).

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Expected effects of an acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, financed with free liquid funds, on the consolidated balance sheet of Maruho as at 30 September 2018:

Maruho Co. Ltd., Consolidated Balance
Sheet	Maruho	Changes	Maruho
30.09.2018	prior to	due to execution	after execution
In kEUR	Offer	of the Offer	of the Offer
Assets	kEUR	kEUR	kEUR
Property, plant and equipment	198.094		198.094
Intangible assets	110.432		110.432
Investments	73.916		73.916
Biofrontera Shares	18.746	29.229	47.975
Accounts receivable	196.472		196.472
Other assets	181.079		181.079

Liquid funds (Cash)	313.488	-29.229	284.259

	1.092.227	0	1.092.227

Liabilities	kEUR	kEUR	kEUR

Consolidated equity
Subscribed capital	2.911		2.911
Capital reserve	32.394		32.394
Profit carried forward	769.115		769.115
Net income	22.678		22.678
Other comprehensive income	14.760		14.760

Long-term liabilities	29.551		29.551
Short-term liabilities	220.818		220.818

	1.092.227	0	1.092.227

According to this assessment, the assumed acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, would have the following effects on Maruho’s consolidated balance sheet:

●

As a result of the payment of the Required Funds, Maruho’s total cash balance will be reduced from kEUR 313,488 to kEUR 284,259, i.e., by kEUR 29,229, which amount reflects the consideration for the acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, and the transaction costs.

●

The number of shares held will increase in the same amount from kEUR 18,746 by kEUR 29,229 to kEUR 47,975 so that the acquisition of the Biofrontera-Shares will be booked as an active exchange. Financing by borrowing or raising equity is not necessary.

●	As of the consolidated annual balance sheet date, the Biofrontera-Shares are valued in accordance with the at-equity method.

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●

The difference between the newly acquired pro rata equity of Biofrontera AG and the acquisition costs is amortized as goodwill on a straight-line basis until 2027 and reduces the investment value annually.

Expected effects of the assumed acquisition of all 4,322,530 Biofrontera-Shares, which are the subject of this Offer, on Maruho’s consolidated profit and loss statement for the period between 1 October 2017 and 30 September 2018:

●	No income or expenses affecting the consolidated profit and loss statement are recognized in the aforementioned period.

●	In the aforementioned period, there will be no payment of dividends by Biofrontera AG to the Bidder.

●

Following the acquisition of the shares, the difference between the newly acquired pro rata equity of Biofrontera AG and the acquisition costs will be amortized as goodwill on a straight-line basis until 2027 thus reducing the consolidated result. As at 30 September 2018, the goodwill amounts to approximately EUR 27.9 million. Annual amortization on goodwill will be approximately EUR 3.1 million.

14.	POSSIBLE EFFECTS ON BIOFRONTERA-SHAREHOLDERS WHO DO NOT ACCEPT THE OFFER

Biofrontera-Shareholders who do not intend to accept this Offer should in particular take Section 8 of this Offer Document into account, as well as the following:

(a)

Biofrontera-Shares, for which the Offer was not accepted can initially be traded unchanged in the regulated market (Prime Standard) of the Frankfurt Stock Exchange, the Düsseldorf Stock Exchange, on XETRA or the open market (Freiverkehr) of the stock exchanges Berlin, Hamburg, Munich and Stuttgart. It is expected that the implementation of this Offer will result in there being fewer shares in Biofrontera AG in free float. It is not possible to rule out that after completion of this Acquisition Offer supply and demand for Biofrontera-Shares will be less than that of today and therefore the liquidity of Biofrontera-Shares will decrease and there will be increased price fluctuations.

(b)

The current market price of Biofrontera-Shares could be influenced by the fact that on 1 April 2019 the Bidder announced to the Biofrontera-Shareholders in the context of its decision to make this Acquisition Offer that the Offer Price would be EUR 6.60 per Biofrontera-Share. It is uncertain whether the market price of Biofrontera-Shares will trade at the current level after the expiration of the Acceptance Period and how it will develop.

15.	STATUTORY RIGHTS OF WITHDRAWAL

The Biofrontera-Shareholders who have accepted the Offer have the following rights of withdrawal (Rücktrittsrechte):

(a)

In case of an amendment of the Offer, according to Section 21 (4) WpÜG, each Biofrontera-Shareholder has the right to withdraw its acceptance of the Offer until expiration of the Acceptance Period (cf. Sections 4.2 and 4.3 of this Offer Document) if and to the extent that the Shareholder has accepted the Offer prior to the publication of the amendment to the Offer.

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(b)

In case of a competing offer, according to Section 22 (3) WpÜG, each Biofrontera-Shareholder has the right to withdraw its acceptance of the Offer until expiration of the Acceptance Period (see Sections 4.2 and 4.3 of this Offer Document) if and to the extent that the Shareholder has accepted the Offer prior to the publication of the offer document for the competing offer.

Withdrawal is effected by means of a written notice to the Custodian Bank of the withdrawing Biofrontera-Shareholder and re-booking by the Custodian Bank of the Biofrontera-Shares for which acceptance has been withdrawn to the original ISIN at Clearstream Banking AG. The Custodian Bank is required, without undue delay after receiving the written notice of withdrawal, to cause the Tendered Biofrontera-Shares for which withdrawal is being declared to be re-booked to the original ISIN at Clearstream Banking AG.

In the event of a withdrawal pursuant to this Section 15, the written notice has to be received by the Custodian Bank of the withdrawing Biofrontera-Shareholder within the Acceptance Period; the re-booking of the Biofrontera-Shares will be considered timely if it is effected at the latest by 18:00 hrs (Central European Time) on the second Banking Day after the end of the Acceptance Period.

Following the re-booking, the Biofrontera-Shares can again be traded under the original ISIN.

16.	INFORMATION ON PAYMENTS OR OTHER BENEFITS OF MONETARY VALUE TO MEMBERS OF GOVERNING BODIES OF BIOFRONTERA AG

No member of the Management Board or the Supervisory Board of Biofrontera AG has been given any monetary payments or benefits of monetary value by the Bidder or the persons acting in concert with the Bidder as referred to in Section 5.3 of this Offer Document in connection with this Offer, nor have any such payments or benefits of monetary value been promised to any member of the Management Board or Supervisory Board.

17.	PUBLICATION OF THE OFFER DOCUMENT, NOTICES

The Bidder announced its decision to make this Offer on 1 April 2019 pursuant to Section 10 (1) sentence 1 WpÜG.

The Bidder published the Offer Document pursuant to Section 14 (3) WpÜG on 15 April 2019 by way of (i) announcement on the internet at http://www.pharma-offer.de and (ii) making available copies of the Offer Document (as well as its non-binding English translation) for distribution free of charge at Hering Schuppener Consulting, Kapitalmarkt- und Transaktionskommunikation, Berliner Allee 44, 40212 Düsseldorf, Germany, (order by telephone at + 49 (0) 211 43079-216 or by telefax to + 49 (0) 211 43079-280 (mail delivery) or via e-mail to angebotsunterlage@heringschuppener.com (e-mail delivery)). The announcement (Hinweisbekanntmachung) as to (i) the internet address, under which the Offer Document is published, and (ii) the availability of the Offer Document at Hering Schuppener Consulting was published in the Federal Gazette (Bundesanzeiger) on 15 April 2019.

In accordance with the requirements of the Tier I Exemption, presumably on 15 April 2019 the Bidder will also furnish a non-binding English translation of the Offer Document together with the announcement on the availability of the Offer Document (Hinweisbekanntmachung) to the SEC under cover of amendment(s) to Form CB. The information can be accessed on the SEC’s website at http://www.sec.gov free of charge as soon as it becomes available. Biofrontera-Shareholders and holders

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of Biofrontera-ADS with permanent or habitual residence or domicile in the United States can also obtain a non-binding English translation of the Offer Document at the Bidder’s aforementioned internet address or order copies of the non-binding English translation of the Offer Document for distribution free of charge at Hering Schuppener Consulting under the aforementioned contact details.

The Bidder will publish the number of Biofrontera-Shares which are the subject of this Acquisition Offer and in respect of which it received Declarations of Acceptance, including their proportion in the share capital and voting rights, pursuant to Section 23 (1) WpÜG,

●	on a weekly basis after publication of this Offer Document and on a daily basis in the last week before the expiration of the Acceptance Period, and

●	without undue delay after the expiration of the Acceptance Period on the internet at http://www.pharma-offer.de in German with a non-binding English translation and in the Federal Gazette (Bundesanzeiger).

In addition, the Bidder will publish all other publications and notices in connection with this Offer as required by the WpÜG by placing them on the internet at http://www.pharma-offer.de in German with a non-binding English translation and in the Federal Gazette (Bundesanzeiger).

If and to the extent required in accordance with the requirements of the Tier I Exemption, the Bidder will also furnish a non-binding English translation of the aforementioned publications to the SEC under cover of amendment(s) to Form CB. The information can be accessed on the SEC’s website at http://www.sec.gov free of charge as soon as it becomes available.

18.	FACILITATING BANK

B. Metzler seel. Sohn & Co. KGaA based in Frankfurt am Main has advised the Bidder in connection with the Acquisition Offer and is handling the technical implementation and settlement of the Acquisition Offer.

19.	APPLICABLE LAW, JURISDICTION

This Acquisition Offer and the purchase agreements entered into under this Offer are subject to the laws of the Federal Republic of Germany. The exclusive place of jurisdiction for all legal disputes arising out of, or in connection with, this Offer (and any agreement that becomes effective as a result of accepting this Offer) is, to the extent legally permissible, Düsseldorf, Germany.

20.	NOTICE REGARDING TAX LAW

It is recommended that Biofrontera-Shareholders seek professional tax advice taking into account their individual tax situation before accepting this Offer.

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21.	ADDITIONAL INFORMATION FOR HOLDERS OF AMERICAN DEPOSITARY SHARES

The Offer is only for Biofrontera-Shares. It is not for Biofrontera-ADS that represent Biofrontera-Shares and are possibly secured by ADRs (cf. Section 6.4 of this Offer Document). Holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with this Offer. Holders of Biofrontera-ADS who wish to accept the Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares (as described below) which can then be tendered for sale in connection with this Offer in accordance with the procedure set out in Section 11 of this Offer Document.

One Biofrontera-ADS represents two Biofrontera-Shares held at The Bank of New York Mellon as depositary in accordance with the deposit agreement (the “Deposit Agreement”) concluded between Biofrontera AG, The Bank of New York Mellon and the holders of Biofrontera-ADS.

The rights of the holders of Biofrontera-ADS as well as the conversion procedure from Biofrontera-ADS to Biofrontera-Shares are subject to the relevant Deposit Agreement. In the course of the conversion procedure the holders of Biofrontera-ADS must deliver these to The Bank of New York Mellon, pay a fee of USD 5.00 per one hundred (100) Biofrontera-ADS, respectively an appropriate proportion thereof, to The Bank of New York Mellon, pay all taxes and state charges or transmission fees and other costs that may be incurred in connection with the delivery of Biofrontera-ADS and the issue of Biofrontera-Shares, and otherwise comply with or meet the terms and conditions of the Deposit Agreement. The holder of Biofrontera-ADS must also provide details of a securities account to which the Biofrontera-Shares underlying the Biofrontera-ADS can be transferred. The securities account must be managed by an investment services provider that provides custodian services for Biofrontera-Shares and has access to an account at Clearstream Banking AG (possibly via subsidiaries, branch offices or business partners). As soon as the Biofrontera-Shares have been transferred to the specified securities account, the (former) holder of Biofrontera-ADS can arrange for the Biofrontera-Shares to be tendered for sale to the Bidder from this securities account in accordance with the procedure described in Section 11 of this Offer Document.

The conversion procedure may take several days and involves costs to the holders of Biofrontera-ADS. Holders of Biofrontera-ADS need to bear in mind this additional expenditure in time and cost when deciding on whether to participate in the Acquisition Offer. They should be sure to contact The Bank of New York Mellon in good time to enable them to take all necessary steps and, following the conclusion of the conversion procedure, tender the received Biofrontera-Shares for sale prior to the expiration of the Acceptance Period. Should holders of Biofrontera-ADS have any queries regarding the timing, costs or procedure for converting Biofrontera-ADS to Biofrontera-Shares, they are advised to immediately contact The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: Depositary Receipt Administration, telephone number: +1 (888) 269-2377 (New York), as the depositary.

Holders of Biofrontera-ADS need to bear in mind that once they have tendered their converted Biofrontera-Shares for sale to the Bidder, some or all of the tendered Biofrontera-Shares will be returned to them should the Acquisition Offer be oversubscribed (cf. Section 11.6 of this Offer Document) or the acceptance of the Offer be withdrawn (cf. Section 15 of this Offer Document). The possibility of converting the returned Biofrontera-Shares to Biofrontera-ADS depends on the relevant Deposit Agreement and involves extra costs.

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Beneficial owners whose Biofrontera-ADS are held by and in the name of an investment services provider, e.g. a broker or financial institution (street name holders), need to contact the investment services provider they commissioned as soon as possible to obtain more information on the timing, costs or procedure of converting Biofrontera-ADS to Biofrontera-Shares. They also need to bear in mind that the investment services provider may possibly bill extra costs or fees for services in connection with converting Biofrontera-ADS to Biofrontera-Shares.

Costs and fees incurred in connection with converting Biofrontera-ADS to Biofrontera-Shares, be it costs of the depositary, an investment services provider, a broker, a financial institution or a nominee, will not be reimbursed by the Bidder. The same applies to costs and fees incurred in connection with reconversion of Biofrontera-Shares to Biofrontera-ADS which may occur in the event of Oversubscription of the Acquisition Offer (cf. Section 11.6 of this Offer Document) or withdrawal from the acceptance of the Offer (cf. Section 15 of this Offer Document).

22.	ADDITIONAL INFORMATION FOR BIOFRONTERA-SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES WITH PERMANENT OR HABITUAL RESIDENCE OR DOMICILE, IN THE US OR ANOTHER LOCATION OUTSIDE GERMANY

Biofrontera-Shareholders and holders of Biofrontera-ADS with permanent or habitual residence or domicile in the United States (“US Shareholders”) are advised that this Offer is being made with respect to the securities of a German company and therefore is subject to the disclosure and other requirements and procedures of the Federal Republic of Germany, which differ from those of the United States. For example, certain financial information in this Offer Document has been established in accordance with the International Financial Reporting Standards (IFRS) adopted from the European Union and might therefore not be comparable with financial information on enterprises in the United States and other enterprises whose financial information is established in accordance with the Generally Accepted Accounting Principles of the United States. The settlement of the takeover offer is moreover based on the applicable German provisions which differ from the settlement procedures customary in the United States, particularly as regards the time when payment of the consideration is rendered. This Offer, which is subject to German law, is being made to the US Shareholders in accordance with the applicable United States securities laws, and the exemptions applicable in that regard, in particular the Tier I Exemption. To the extent the Offer is subject to US securities laws, those laws only apply to holders of US Shareholders and thus will not give rise to claims on the part of any other person.

US Shareholders, and holders of Biofrontera-ADS in particular, should also consider that while the ADS trade in USD, the Offer Price will be paid in EUR and no adjustment will be made based on any changes in the exchange rate.

Pursuant to Rule 14e-5(b)(10) of the Securities Exchange Act, the Bidder, the persons acting in concert with the Bidder and/or their affiliated companies may, during the term of the Offer, acquire or enter into relevant acquisition agreements to acquire Biofrontera-Shares, either directly or indirectly outside this Acquisition Offer. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. If required under German law, the Bidder will disclose details of any such purchases of, or arrangements to purchase, shares in the Target on the internet at http://www.pharma-offer.de in German and in a non-binding English translation, and in the Federal Gazette (Bundesanzeiger). The Bidder will also furnish a non-binding English translation of the aforementioned publications to the SEC under cover of amendment(s) to Form CB. The information can be accessed on the SEC’s website at http://www.sec.gov free of charge as soon as it becomes available.

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This Offer Document and any information in connection with it does not constitute an offer to buy or sell securities to persons in a US state insofar as such an offer is not permitted in that state, the person that makes the offer is not entitled to do so, or it is illegal to make such an offer to a person.

Neither the SEC nor any securities commission of any state in the US has (a) approved or disapproved of the Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of information contained generally in offer documents. Any representation to the contrary is a criminal offence.

Biofrontera-Shareholders or holders of Biofrontera-ADS who reside outside Germany may find it difficult to enforce rights and claims arising under a legal system other than that of the country in which they have their residence. This is due to the fact that both the Bidder and Biofrontera AG are registered in Germany and some or all of their executives and members of its governing bodies may have their residence in a country other than that of the Biofrontera-Shareholder or the holder of Biofrontera-ADS. It may not be possible to bring action against a foreign company or its management or members of its governing bodies before a court in the country of residence of the Biofrontera-Shareholder or holder of Biofrontera-ADS for violation of the laws of that country. It may also prove difficult to force a foreign company and its affiliates to submit to a court ruling handed down in the country of residence of the Biofrontera-Shareholder or the holders of Biofrontera-ADS.

Depending on applicable tax laws, including tax laws of the country of residence of the Biofrontera-Shareholders or the holders of Biofrontera-ADS, the cash inflow under this Offer and/or the conversion of Biofrontera-ADS to Biofrontera-Shares may constitute a taxable event. It is strongly recommended that you immediately seek professional advice on the tax consequences of accepting this Offer. Neither the Bidder, Maruho nor the members of their governing bodies or persons involved in the Offer shall be responsible for the tax effects or liabilities resulting from acceptance of this Offer. The present document does not contain any information on foreign taxation.

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23.	DECLARATION OF ASSUMPTION OF RESPONSIBILITY

Maruho Deutschland GmbH with its registered office in Düsseldorf assumes the responsibility for the content of this Offer Document and declares that, to its knowledge, the information contained in this Offer Document is accurate, and no material facts are omitted.

Düsseldorf, ___ April 2019

Maruho Deutschland GmbH

signed Kenichi Owada	signed Seiichi Takada
Managing Director, Maruho Deutschland GmbH	Managing Director, Maruho Deutschland GmbH

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Annex 1:

Direct and indirect subsidiaries of Maruho except for the Bidder

No.	Name	Registered office	Country
1.	Maruho Hatsujyo Kogyo Co., Ltd	Kyoto-shi, Kyoto	Japan
2.	Kameoka Spring Co., Ltd.	Kameoka-shi, Kyoto	Japan
3.	Maruho Hatsujyo (Thailand) Co., LTD.	Nongkakha A. Panthong Chonburi	Thailand
4.	Maruho Hatsujyo Innovations, Inc.	Norwell, Massachusetts	USA
5.	Maruho Magnum Plastics, Inc.	Erie, Colorado	USA
6.	Maruho Medical, Inc.	Reno, Nevada	USA
7.	Maruho Relucent, Inc.	Santa Rosa, California	USA
8.	Nissho Precision(S) Pte. LTD.	Singapore	Singapore
9.	Pt.Maruho Hatsujyo Batam	Batam	Indonesia
10.	Newcon Ventures LLC	Osaka	Japan
11.	Tateyama Pharmaceutical Factory Co., Ltd	Tateyama-cho, Toyama	Japan

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Annex 2:

Persons acting in concert with the Target

No.	Company	Registered office	Country
1.	Biofrontera Bioscience GmbH	Leverkusen	Germany
2.	Biofrontera Pharma GmbH	Leverkusen	Germany
3.	Biofrontera Development GmbH	Leverkusen	Germany
4.	Biofrontera Neuroscience GmbH	Leverkusen	Germany
5.	Biofrontera Inc.	Wakefield, Massachusetts	USA
6.	Biofrontera Newderm LLC	Wakefield, Massachusetts	USA
7.	Cutanea Life Sciences, Inc.	Wayne, Pennsylvania	USA
8.	Dermapex, LLC	Wayne, Pennsylvania	USA
9.	Dermarc, LLC	Delaware	USA

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Annex 3:	Financing confirmation of B. Metzler seel. Sohn & Co. KGaA

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Non-binding convenience translation only

To the management of

Maruho Deutschland GmbH

Hemmelrather Weg 201, Haus 2

51377 Leverkusen

2 April 2019

Voluntary public acquisition offer (cash offer) in the form of a partial offer by Maruho Deutschland GmbH to the shareholders of Biofrontera AG for the acquisition of up to a total of 4,322,530 registered shares in Biofrontera AG at the price of EUR 6,60 per share

Financing confirmation according to § 13 (1) sentence 2 German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG)

Dear Ladies and Gentlemen,

B. Metzler seel. Sohn & Co. KGaA, Frankfurt am Main, registered in the commercial register of the Local Court of Frankfurt am Main under HRB 27515, is a credit institution independent of Maruho Deutschland GmbH within the meaning of § 13 (1) sentence 2 WpÜG.

We confirm that Maruho Deutschland GmbH, as the Bidder, has taken the necessary measures to ensure that it has at its disposal the funds required to fully satisfy the above-mentioned voluntary public acquisition offer in form of a partial offer at the due date of the claim for cash payment.

We consent to the reproduction of this letter in accordance with § 11 (2) sentence 3 no. 4 WpÜG in the offer document for the above-mentioned voluntary public acquisition offer.

Kind regards

B. Metzler seel. Sohn & Co. KGaA

ppa                      ppa.

Stefan Ohmeis    Björn Kößler

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